SHARE PURCHASE AGREEMENT

                            among

                  HILGER CRYSTALS LIMITED,

              NEWPORT SPECTRA-PHYSICS LIMITED,

                     NEWPORT CORPORATION

                             and

               DYNASIL CORPORATION OF AMERICA


                  Dated as of July 19, 2010



1.     Purchase and Sale of the Shares                             1
   1.01.     Purchase of the Shares from the Seller                1
   1.02.     Further Assurances                                    1
   1.03.     Purchase Price for the Shares                         1
   1.04.     Post Closing Working Capital Adjustment               2
   1.05.     Payments on Account of Working Capital Adjustment     3
   1.06.     Additional Post Closing Adjustment                    4
   1.07.     Cash Dividend to the Seller                           7
   1.08.     Closing                                               8

2.     Representations of the Seller Regarding the Shares          8

3.     Representations of the Ultimate Parent and the
        Seller Regarding the Company                               8

4.     Representations of the Ultimate Parent                      8
   4.01.     Organization and Authority                            8
   4.02.     Authorization                                         8
   4.03.     Regulatory Approvals                                  9
   4.04.     Brokers                                               9

5.     Representations of the Buyer                                9
   5.01.     Organization and Authority                            9
   5.02.     Authorization                                         10
   5.03.     Regulatory Approvals                                  10
   5.04.     Investment Representation                             10
   5.05.     Financing                                             10

6.     Access to Information; Public Announcements                 11
   6.01.     Access to Management, Properties and Records          11
   6.02.     Confidentiality                                       11
   6.03.     Public Announcements                                  12

7.     Pre-Closing Covenants of the Seller and the Company         12
   7.01.     Conduct of Business                                   12
   7.02.     Negative Covenants                                    12
   7.03.     Delivery of Interim Financial Statements              14
   7.04.     Communications with Customers and Suppliers           14
   7.05.     Compliance with Laws                                  14
   7.06.     Continued Truth of Representations and Warranties     15
   7.07.     Continuing Obligation to Inform                       15
   7.08.     Exclusive Dealing                                     15
   7.09.     Pension Scheme                                        15
   7.10.     Reports, Taxes                                        16

8.     Reasonable Best Efforts to Obtain
        Satisfaction of Conditions                                 16

9.     Conditions to Obligations of the Buyer                      16
9.01.     Continued Truth of Representations and Warranties
            of the Ultimate Parent, the Seller and the Company;
            Compliance with Covenants and Obligations              16
   9.02.     Performance by the Ultimate Parent, the
              Seller and the Company                               17
   9.03.     Governmental Approvals                                17
   9.04.     Consent of Lenders, Lessors and Other Third Parties   17
   9.05.     Adverse Proceedings                                   17
   9.06.     Repayment of Indebtedness; Intercompany Accounts      17
   9.07.     Pension Scheme                                        17
   9.08.     Transition Agreement                                  18
   9.09.     Material Adverse Effect                               18
   9.10.     Closing Deliveries                                    18

10.     Conditions to Obligations of the Seller and
         the Ultimate Parent                                       20
   10.01.     Continued Truth of Representations and Warranties
               of the Buyer; Compliance with Covenants
               and Obligations                                     20
   10.02.     Corporate Proceedings                                21
   10.03.     Governmental Approvals                               21
   10.04.     Consents of Lenders, Lessors and Other Third Parties 21
   10.05.     Adverse Proceedings                                  21
   10.06.     Closing Deliveries                                   21
   10.07.     Repayment of Indebtedness; Intercompany Accounts     22

11.     Reserved.                                                  22

12.     Indemnification                                            22
   12.01.     By the Ultimate Parent and Seller                    22
   12.02.     By the Ultimate Parent and Seller in relation
               to the Hilger Analytical Retirement
               Benefit Scheme                                      22
   12.03.     By the Buyer                                         23
   12.04.     Claims for Indemnification                           23
   12.05.     Defense by the Indemnifying Party                    23
   12.06.     Payment of Indemnification Obligation                24
   12.07.     Survival of Representations and Warranties and
               Covenants; Claims for Indemnification for
               Representations and Warranties                      25
   12.08.     Limitation on Indemnification for Representations
               and Warranties                                      25
   12.09.     Liabilities                                          26
   12.10.     Sole and Exclusive Remedy                            26

13.     Post-Closing Agreements                                    26
   13.01.     Proprietary Information                              26
   13.02.     Waiver and Release                                   27
   13.03.     No Solicitation of Former Employees                  27
   13.04.     Non-Competition Agreement                            28
   13.05.     Tax Returns                                          28
   13.06.     Pension Scheme                                       30

14.     Termination of Agreement; Damages                          30
   14.01.     Termination by Lapse of Time                         30
   14.02.     Termination by Agreement of the Parties              30
   14.03.     Termination by Reason of Breach                      30
   14.04.     Availability of Remedies at Law                      31

15.     Dispute Resolution                                         31
   15.01.     Consent to Jurisdiction and Venue                    31
   15.02.     Waiver of Jury Trial                                 31

16.     Notices                                                    32

17.     Successors and Assigns                                     33

18.     Entire Agreement; Amendments; Attachments                  33

19.     No Third-Party Beneficiaries                               33

20.     Severability                                               33

21.     Construction                                               33

22.     Investigation of the Parties                               33

23.     Expenses                                                   33

24.     Legal Fees                                                 34

25.     Governing Law                                              34

26.     Section Headings                                           34

27.     General Provisions                                         34

28.     Counterparts                                               34




Appendix A -- Representations of the Seller Regarding the
Shares

Appendix B -- Representations of the Ultimate Parent, the
Seller and the Company Regarding the Company

Appendix C - Deed of Indemnity

Appendix D - Deed of Agreement

Exhibits

A      --    March 31 Balance Sheet
B      --    Transition Services Agreement
C      --    Assumed Liabilities

                  SHARE PURCHASE AGREEMENT

          This agreement (the "Agreement") is made as of July 19, 2010 by and among Dynasil Corporation of America, a Delaware corporation (the "Buyer"), Hilger Crystals Limited, a private limited company incorporated under the Companies Act 1985 in the United Kingdom (the "Company"), Newport Spectra - Physics Limited, a private limited company incorporated under the Companies Act 1985 in the United Kingdom (the "Seller"), which owns all of the issued and outstanding capital stock of the Company, and Newport Corporation, a Nevada corporation (the "Ultimate Parent").

                    Preliminary Statement

     1. The Seller owns all of the issued and outstanding ordinary shares, 1.00 GBP par value per share (the "Ordinary
Shares"), of the Company (the "Shares").

     2. The Buyer desires to purchase, and the Seller desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.   Purchase and Sale of the Shares

     1.01. Purchase of the Shares from the Seller. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Shares. At the Closing the Seller shall deliver to the Buyer a certificate evidencing the Shares with a stock transfer form duly executed by the Seller in favor of the Buyer.

     1.02. Further Assurances. At any time and from time to time after the Closing, each of the Buyer, the Ultimate
Parent and the Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as any other party hereto may reasonably request, in order to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares, and to assist in completing the transactions contemplated by this Agreement.

     1.03. Purchase Price for the Shares. The purchase price to be paid by the Buyer for the Shares shall be Four Million
Seven Hundred Fifty Thousand Dollars ($4,750,000), subject to adjustment pursuant to Subsections 1.04, 1.06 and 12.05 hereof (the "Purchase Price").

         (a) On the Closing Date, the Buyer shall pay to the Seller a portion of the Purchase Price equal to Four Million
Dollars ($4,000,000) (the "Initial Payment"). The Buyer shall deliver to the Seller the Initial Payment in cash, by wire transfer of immediately available funds to an account designated by the Ultimate Parent or the Seller.

        (b) Within five (5) Business Days (as defined in Subsection 1.06(c)(iv)) after the Final Revenue Statement (as defined in Subsection 1.06(c)(iii)) is approved in writing by the Ultimate Parent (or deemed approved by the Ultimate Parent), as the case may be, the Buyer shall pay to Seller an amount in cash, by wire transfer of immediately available funds
(denominated in U.S. Dollars) equal to Seven Hundred Fifty
Thousand Dollars ($750,000) (the "Final Payment"), subject to adjustment pursuant to Subsection 1.06.

     1.04.     Post Closing Working Capital Adjustment.  The
Purchase Price set forth in Subsection 1.03 hereof shall be subject to adjustment after the Closing Date as follows:

          (a) Not later than sixty (60) days after the Closing Date, the Buyer shall deliver a balance sheet of the Company as of the Closing Date (as corrected pursuant to Subsection 1.04(c) hereof, the "Closing Balance Sheet") to each of the parties to this Agreement. The Closing Balance
Sheet shall be prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK
GAAP") applied consistently with the Company's past practice
(to the extent that such past practice was in accordance with UK GAAP), without any adjustments applicable solely as a result of the acquisition of the Shares by the Buyer on the Closing Date.

       (b) The Seller and one firm of independent certified accountants acting on behalf of the Seller (the "Seller's Auditors") shall have reasonable access to the books, records, properties and personnel of the Company for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet. The Seller shall work in good faith and cooperate with the Buyer and the Buyer's accountants (the "Buyer's Auditors") in the preparation of the Closing Balance Sheet and the resolution of any dispute in connection therewith pursuant to paragraph (c) below.

       (c) The values or amounts for each item reflected on the Closing Balance Sheet shall be binding upon the Seller, unless the Seller gives written notice, within thirty (30) days after receipt of the Closing Balance Sheet, of disagreement with any of the values or amounts shown on the Closing Balance Sheet, specifying as to each such item in reasonable detail, the nature and extent of such disagreement (the "Dispute Notice"). If the Seller does deliver a Dispute Notice, the Buyer and the Seller shall use reasonable best efforts to resolve any disagreements with respect to the Closing Balance Sheet, but if the Buyer and the Seller are unable to resolve any such disagreement within sixty (60) days after the date of the Dispute Notice, then the Buyer and the Seller shall jointly retain an independent accounting firm of recognized national standing
(the "Accounting Arbitrator") to make a binding determination as to such unresolved disputed items in accordance with this Agreement. If the Buyer and the Seller are unable to agree on the choice of the Accounting
Arbitrator, then the Buyer's Auditors and the Seller's
Auditors shall jointly select a "big-four" accounting firm
(or a successor) as the Accounting Arbitrator. The Buyer and the Seller shall direct the Accounting Arbitrator to render a determination within thirty (30) days of its retention and the Buyer, the Seller, and their respective agents shall reasonably cooperate with the Accounting
Arbitrator during its engagement. The Accounting Arbitrator shall consider only those items and amounts set forth in the Dispute Notice which the Buyer and the Seller are unable to resolve. The Buyer and the Seller shall each make written submissions to the Accounting Arbitrator promptly (and in any event within twenty (20) days after the Accounting Arbitrator's retention), which submissions shall contain such party's computations of the values and amount shown on the Closing Balance Sheet and adjustments and information, arguments, and support for such party's position. The Accounting Arbitrator shall review such submissions and base its determination solely on them. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Seller or less than the lowest value for such item claimed by either the Buyer or the Seller. The determination of the Accounting Arbitrator shall be conclusive and binding upon the parties. The
Closing Balance Sheet, as adjusted to reflect the negotiated resolution of disputed items by the Buyer and the Seller and the resolution of all other disputed items by the Accounting Arbitrator shall be deemed to be the final Closing Balance
Sheet for the purposes of this Agreement. The Buyer and the Seller shall bear the costs and expenses of the Accounting Arbitrator in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Accounting Arbitrator and shall be final and binding on the parties.

       (d) The Buyer shall pay the fees and disbursements of the Buyer's Auditors. The Seller shall under no circumstances be liable for any fees or disbursements of the Buyer's
Auditors.  The fees and disbursements of the Seller's
Auditors incurred in the review of the Closing Balance Sheet shall be paid by the Seller. The Buyer shall under no circumstances be liable for any fees or disbursements of the Seller's Auditors.

       (e) Immediately upon the expiration of the thirty (30)-day period for giving the Dispute Notice, if no Dispute Notice is given, or, if a Dispute Notice is delivered by the Seller, immediately upon the resolution of disputes set forth therein pursuant to this Subsection 1.04, the Purchase
Price shall be adjusted as set forth herein (as so adjusted, the "Adjusted Purchase Price"). If the Net Working Capital
(as such term is defined below) on the Closing Date, as reflected on the Closing Balance Sheet, is less than GBP732,000, the deficiency shall be deducted from the Purchase Price to obtain the Adjusted Purchase Price. If the Net
Working Capital on the Closing Date, as reflected on the Closing Balance Sheet, is greater than GBP732,000, the surplus shall be added to the Purchase Price to obtain the Adjusted Purchase Price. For the purposes of this Subsection
1.04(e), any deficiency or surplus of Net Working Capital shall be converted into U.S. Dollars in accordance with generally accepted accounting principles in the United
States ("US GAAP"), based upon the spot exchange rate reported in the Wall Street Journal on the Closing Date.
The term "Net Working Capital" is defined as the excess of net accounts receivable, net inventory and prepaid expenses over accounts payable and accrued expenses, all as shown on the March 31, 2010 balance sheet of the Company (the "March
31 Balance Sheet") set forth in Exhibit A hereto. For the avoidance of doubt, cash, cash equivalents and fixed assets shall not be considered in the determination of Net Working Capital.

      1.05.     Payments on Account of Working Capital Adjustment.

           (a) The amount of any adjustment made to the Purchase Price pursuant to Section 1.04, without interest, shall be paid to the Buyer or the Seller, as applicable, within ten (10) days following the expiration of the thirty (30)-day period for giving the Dispute Notice, if no Dispute Notice is given, or within ten (10) days following final resolution of any dispute in connection with the determination of the Adjusted
Purchase Price.

           (b) If an amount is payable to the Buyer pursuant to paragraph (a) of this Subsection 1.05, such amount shall be paid to the Buyer directly by the Seller, in cash, by wire transfer of immediately available funds to an account designated by the Buyer. If an amount is payable to the Seller pursuant to paragraph (a) of this Subsection 1.05, such amount shall be paid to the Seller directly by the Buyer, in cash, by wire transfer of immediately available funds to an account designated by the Ultimate Parent.

     1.06. Additional Post Closing Adjustment. In addition to any adjustment pursuant to Subsection 1.04, the Purchase Price shall be subject to reduction based on the Company's revenue performance relative to the projections provided to Buyer for the Revenue Projection Period (as defined below), as follows:

           (a) Not later than forty-five (45) days after the last day of the Revenue Projection Period (as defined below), the Buyer shall prepare and deliver to the Seller and the Ultimate Parent a statement (the "Draft Revenue Statement") of Cumulative Product Revenue. "Cumulative Product Revenue" means the Company's revenue for product lines existing as of the Closing Date as set forth on Schedule 1.06 (including new products developed within these product lines)
(collectively, the "Designated Products") for the eighteen
(18)-month period beginning on the Closing Date (the
"Revenue Projection Period"). The Draft Revenue Statement shall include (i) a listing of each shipment of Designated
Products included in Cumulative Product Revenue, itemized by customer name, product designation, quantity, unit price and shipment date (but only to the extent that each of the foregoing is readily capable of being generated from the Company's or Buyer's IT system, as in existence when the Draft Revenue Statement is prepared, into reportable information without unreasonable effort or expense) and (ii) a calculation of the Cumulative Product Revenue. The Draft
Revenue Statement shall be prepared in conformity with UK
GAAP applied on a basis consistent with the Company's
Accounts (as defined in Appendix A). Buyer shall concurrently provide Seller and the Ultimate Parent with a listing of all revenue generated by product shipments made by the Company during the Revenue Projection Period, categorized by the material used in the product composition and an explanation for excluding any such revenue from the calculation of Cumulative Product Revenue.

       (b)  As soon as practicable, but in any event within thirty
(30) days of the receipt by the Seller and the Ultimate
Parent of the Draft Revenue Statement, the Seller shall provide to the Buyer a written report indicating its agreement with, or objections to, the Buyer's calculation of Cumulative Product Revenue, which objections shall be as specific, itemized and quantified as Ultimate Parent can reasonably provide based on the information provided by Buyer pursuant to Section 1.06(a) ("Ultimate Parent Revenue
Objection"). Failure by the Ultimate Parent to object to the Buyer's calculation of Cumulative Product Revenue within such 30-day period shall be deemed to be the Ultimate
Parent's acceptance of the entire Draft Revenue Statement and all items therein.

       (c)  Agreement on Cumulative Product Revenue.

             (i) Within fifteen (15) days of the receipt by the Buyer of the Ultimate Parent Revenue Objection, if any, the Ultimate
Parent and the Buyer shall endeavor to agree on any matters in dispute. Any objection appropriately set forth in the Ultimate Parent Revenue Objection that the Buyer does not dispute within such fifteen (15) day period shall be deemed accepted by the Buyer.

            (ii) If the Buyer and the Ultimate Parent are unable to agree on any remaining matters in dispute within fifteen
(15) days after the Buyer's receipt of the Ultimate Parent
Revenue Objection, then the matters in dispute will be submitted for resolution to an independent accounting firm mutually agreed upon by the Buyer and the Ultimate Parent
(the "Independent Accounting Firm").  If the Buyer and the
Ultimate Parent are unable to agree on the choice of the Independent Accounting Firm, then the Buyer's Auditors and the Seller's Auditors shall jointly select a "big-four" accounting firm (or a successor) as the Independent
Accounting Firm. The Independent Accounting Firm shall within thirty (30) days of the submission of the matters in dispute determine, based solely on written submissions by Buyer and Ultimate Parent, and not by independent review, and issue a written report to the Ultimate Parent and the Buyer upon such disputed items (in no event enlarging upon any such disputed item and in no event adding any new or additional item to those set forth in the Ultimate Parent
Revenue Objection), and such written decision shall be final and binding upon the parties hereto. The Ultimate Parent and the Buyer shall cooperate reasonably with each other and each other's representatives to enable the Independent
Accounting Firm to render a written decision as promptly as possible. The fees and expenses of the Independent
Accounting Firm shall be borne by the Ultimate Parent and the Buyer in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Independent Accounting Firm and shall be final and binding on the parties. At any time, the Buyer and the Ultimate Parent may agree to settle any objections raised in the Ultimate Parent Revenue Objection, which agreement shall be in writing and binding upon each of the Buyer and the Ultimate Parent with respect to the subject matter of any such objection so resolved.

          (iii) The revenue statement incorporating the resolution of matters in dispute (if any), or, in the alternative, the Draft Revenue Statement as approved in writing by the Ultimate Parent (or deemed approved by the Ultimate Parent), is referred to as a "Final Revenue Statement." The Final
Revenue Statement shall have the legal effect of an arbitral award and shall be final, binding, and conclusive on the parties hereto.

          (iv) If Cumulative Product Revenue set forth in the Final Revenue Statement is not at least Six Million Six Hundred
Fifty Thousand Dollars ($6,650,000) (the "Revenue Forecast") then the Purchase Price shall be reduced by forty percent
(40%) of the difference of the Revenue Forecast minus the Cumulative Product Revenue, provided that the total amount of the adjustment pursuant to this Subsection 1.06 shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000). For example, if Cumulative Product Revenue as set forth on the Final Revenue Statement is equal to Six Million Dollars
($6,000,000), then the Purchase Price shall be reduced by Two Hundred Sixty Thousand Dollars ($260,000). For the avoidance of doubt, the Purchase Price shall be reduced by Seven Hundred Fifty Thousand Dollars ($750,000) if
Cumulative Product Revenue is not at least Four Million
Seven Hundred Seventy Five Thousand Dollars ($4,775,000).
For purposes of this Subsection 1.06, all Cumulative Product
Revenue, in any currency, shall be converted into U.S.
Dollars in accordance with US GAAP on a monthly basis during the Revenue Projection Period. For the purposes of this Agreement, "Business Day" shall mean a day other than a Saturday, Sunday or other day which shall be a legal holiday in the State of New York or on which commercial banks in the State of New York are authorized or required by law to close.

      (d) The Purchase Price adjustment set forth in this Subsection 1.06 shall only apply to the extent the Buyer acts in good faith and uses commercially reasonable efforts, and causes the Company to act in good faith and to use commercially reasonable efforts, to cause Cumulative Product Revenue to be maximized. In the event that the Buyer does not use commercially reasonable efforts then the estimated revenue impact resulting from the failure shall be added back to the Cumulative Product Revenue for the purposes of calculating the Purchase Price adjustment. The parties agree that any of the following actions by Buyer would be considered to constitute a failure to use commercially reasonable efforts:

            (i) Failure to pursue the new business development plan as outlined in the April 27-28, 2010 powerpoint presentation included in the due diligence materials;

            (ii) Discontinuing the development, manufacturing, marketing and sales of the Designated Products reflected in the Revenue Forecast during the Revenue Projection Period which are profitable from a contribution margin standpoint (it being understood for such purpose that a product's profitability shall be determined without reference to payment of all or any portion of the Final Payment);

            (iii) Affirmatively and materially reducing the operational, research and development and/or sales and marketing staffing levels applied to the Designated
Products, including without limitation by adding additional products or duties to such employees without proportionately increasing the Company's staffing levels in those areas, or, in the case of any reduction in staffing levels due to voluntary termination of employment or otherwise, failing to use commercially reasonable efforts to replace employees in such areas;

            (iv) Affirmatively taking any action that has the effect of delaying the shipment of any Designated Products beyond the Revenue Projection Period, except pursuant to unsolicited customer requests (it being understood that delays due to the Company's general on-time delivery performance shall not by themselves constitute such action);

            (v) Other than for cause, terminating the employment of Jim Telfer, Keith Hutton, or Mick Phelan during the Revenue
Projection Period where such termination has a negative impact on the Cumulative Product Revenue and that negative impact would be avoidable if such employment was continued;

          (vi) Selling or otherwise disposing of the Company, all or any significant portion of the Company or the Company's business acquired by the Buyer hereunder, or any other business or assets of the Buyer, the Company or their respective Affiliates, which constitute a material portion of the support infrastructure needed for the Buyer to perform its obligations with respect to the operation of the business of the Company, in each case, whether by merger, reorganization, stock or asset sale, license or otherwise;
and

           (vii) Changing the pricing, discounting and/or revenue recognition policies utilized by the Company as of the date of this Agreement (other than changes to pricing and/or discounting policies made in response to specific competitive pressures).

         (e) The Purchase Price adjustment provisions of this Subsection 1.06 shall be the sole and exclusive remedy of the Buyer and the Company for any failure of the Company to achieve, for any reason, the Revenue Forecast or other revenue projections provided to Buyer; provided, however, that this Subsection 1.06(e) shall in no way impair or otherwise limit any remedy otherwise available to any party pursuant to Section 12 hereof.

         (f) During the Revenue Projection Period, once every calendar quarter, the Buyer shall cause the Company to provide the Ultimate Parent with a written summary of the Cumulative Product Revenue achieved (i) during such calendar quarter and (ii) cumulatively during the Revenue Projection Period. Such summary shall include a listing of each shipment of Designated Products during such calendar quarter, itemized by customer name, product designation, quantity, unit price and shipment date (but only to the extent that each of the foregoing is readily capable of being generated from the Buyer's or the Company's IT system, as in existence when the summary is prepared, into reportable information without unreasonable effort or expense). The Ultimate Parent's receipt of such summaries or other information pursuant to this Subsection 1.06(f) shall be subject to the confidentiality provisions set forth in Subsection 6.02 of this Agreement.

         (g) During the Revenue Projection Period, the Buyer shall keep records pertaining to the achievement of Cumulative
Product Revenue, in sufficient detail to permit the Ultimate
Parent to confirm the accuracy and completeness of any summaries provided pursuant to Subsection 1.06(f), and Buyer shall retain such records for a period ending on the later of (i) three (3) years following the expiration of the Revenue Projection Period, and (ii) the date on which the Final Revenue Statement is approved in writing by the Ultimate Parent (or deemed approved by the Ultimate Parent).
During the Revenue Projection Period, the Ultimate Parent shall have the right to inspect such records, which inspection rights may be exercised during normal business hours upon reasonable prior written notice to the Buyer and, in each case, no more than twice during the Revenue
Projection Period. The Ultimate Parent shall bear the full cost of any such inspection. Prior to any requirement to provide the Ultimate Parent with records pursuant to this Subsection 1.06(g), the Ultimate Parent shall be required to execute a confidentiality agreement in a form reasonably acceptable to the Buyer.

        1.07. Cash Dividend to the Seller. As of or immediately prior to the Closing, the Seller shall cause the Company to declare in favor of the Seller, from the funds of the Company legally available therefor, a cash dividend in an amount equal to all of the net cash and cash equivalents
(including cash in bank or other deposit accounts) held by the Company as of the close of business of the day immediately preceding the Closing, and the Company shall have paid to the Seller such dividend amount; provided, that such dividend shall not include any amount necessary to cover outstanding checks and outstanding indebtedness of the Company for borrowed money.

         1.08. Closing. The Closing shall take place at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 at 10:00 a.m., Boston
Time, on July 19, 2010, provided that the conditions set forth in Sections 9 and 10 have been satisfied or waived, or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Shares by the Seller to the Buyer shall be deemed to occur at 12:01 a.m., London Time, on the Closing
Date.

     2.   Representations of the Seller Regarding the Shares

          The Seller represents and warrants to the Buyer as set forth in Appendix A hereto.

     3.   Representations of the Ultimate Parent and the Seller
Regarding the Company

          Each of the Ultimate Parent and the Seller, jointly and severally, represent and warrant to the Buyer as set forth in Appendix B hereto, except as fairly disclosed (with sufficient detail to identify the nature and scope of the matter disclosed) ("Disclosed") in the letter of even date with this agreement from the Seller to the Buyer relating to the Representations contained within Appendix B of this agreement (the "Disclosure Letter"), which exceptions shall be deemed to qualify such representations and warranties.

     4.   Representations of the Ultimate Parent

          The Ultimate Parent represents and warrants to the Buyer as follows:

         4.01. Organization and Authority. The Ultimate Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Ultimate Parent has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation and the Bylaws of the Ultimate Parent, as amended to date, have been previously filed with the United
States Securities and Exchange Commission (the "SEC"), are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         4.02. Authorization. The execution and delivery of this Agreement by the Ultimate Parent, and the agreements provided for herein, and the consummation by the Ultimate
Parent of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.
This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Ultimate Parent, enforceable against the Ultimate Parent in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Ultimate Parent of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Ultimate Parent; (b) violate the provisions of the Ultimate Parent's Articles of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Ultimate Parent pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Ultimate Parent is a party or by which the Ultimate Parent is or may be bound where such conflict, breach, termination, default, acceleration, or lien, charge or encumbrance would have a material adverse effect on the Ultimate Parent's performance under this Agreement. Schedule 4.02 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Ultimate Parent of the transactions contemplated by this Agreement.

     4.03.Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Ultimate Parent and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied other than any consent, approval, authorization or requirement the failure of which to obtain or satisfy would not have a material adverse effect on the Ultimate Parent's performance under this Agreement.

    4.04.Brokers.  Neither the Ultimate Parent, nor the
Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

5.   Representations of the Buyer.

The Buyer represents and warrants to the Seller and the Ultimate Parent as follows:

     5.01.Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     5.02.Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer;
(b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound where such conflict, breach, termination, default, acceleration, or lien, charge or encumbrance would have a material adverse effect on the Buyer's performance under this Agreement. Schedule 5.02 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

     5.03.Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied other than any consent, approval, authorization or requirement the failure of which to obtain or satisfy would not have a material adverse effect on the Buyer's performance under this Agreement.

     5.04. Investment Representation. The Buyer is acquiring the Shares from the Seller for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

     5.05. Financing. The Buyer currently has, and will maintain up to and including the Closing, sufficient cash and available credit facilities in an aggregate amount sufficient to pay all of the consideration payable to the Seller as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Shares on the terms set forth herein.

6.   Access to Information; Public Announcements.

      6.01.     Access to Management, Properties and Records.

        (a) From the date of this Agreement until the Closing Date, the Seller and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records; provided that (i) such access does not unreasonably interfere with the normal operations of the Company, (ii) the Buyer will bear any and all costs incurred by Buyer in obtaining such access, and
(iii) the Ultimate Parent shall have the right to supervise any access to the Company's customers, vendors and /or employees. The Seller and the Company shall furnish to the Buyer, at the Seller's expense, such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request.

        (b) The Seller and the Company shall authorize the release to the Buyer of all files pertaining to the business or operations of the Company held by any governmental, regulatory or administrative body. The Seller's and the Company's authorization shall specifically waive all previous claims of privilege or other restrictions, and in any case where a release by a present or former employee of the Company is necessary, the Seller and the Company shall exercise their reasonable efforts to obtain such a release.

     6.02.     Confidentiality.

        (a) The Company and the Seller have furnished and will continue to furnish the Buyer with certain information which is either non-public, confidential or proprietary in nature and which (i) is identified in writing as being proprietary and confidential, (ii) is not already known to any individual, partnership (limited or general), corporation, limited liability company, association, company, trust, joint venture, unincorporated organization, private agency, governmental entity or other entity of any kind (each, a "Person") other than the Company, the Seller, its representatives and third parties which have entered into written non-disclosure agreements with the Company and
(iii) has not been independently developed by the Buyer without any use of the confidential or proprietary information of the Company or the Seller. All such information furnished to the Buyer, its directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively "representatives"), by the Company, the Seller, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by the Buyer or its representatives containing or based in whole or in part on any such furnished information or reflecting the Buyer's review of, or interest in, the Company is hereinafter referred to as "Information."

        (b) Subject to the requirements of applicable law, the Buyer hereby agrees to use the Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the Information only to those representatives of the Buyer who need to know the Information and who have been instructed by the Buyer (i) to abide by the confidentiality obligations contained in this Subsection 6.02 and (ii) that receipt of any Information hereunder by such representative constitutes acceptance by such representative of the terms of this Subsection 6.02.

    6.03.Public Announcements. The parties agree that prior to the Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company, the Ultimate Parent and the Buyer, unless otherwise required by applicable laws. Without limiting the foregoing, the parties acknowledge that the Buyer has public disclosure obligations relating to this Agreement and the transactions contemplated thereby pursuant to the rules and regulations of the SEC, including the filing of a Form 8-K as a result of entering into this Agreement.

7.   Pre-Closing Covenants of the Seller and the Company

From and after the date hereof and until the Closing Date:

     7.01.Conduct of Business. The Company shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in advance in writing by the Buyer. All of the property of the Company shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

     7.02. Negative Covenants. Except as required by applicable law or any governmental agency or expressly required by this Agreement, without the prior written consent of the Buyer, the Company shall not:

           (a) take any action to amend its constitutional documents or pass any special resolution for winding-up of the Company;

          (b) create, issue, allot, redeem, repurchase or reduce any shares, stock, bonds or other securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities exercisable for or convertible into such securities;
          (c) incur, assume or guarantee any indebtedness or other obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;
          (d) declare or make any payment of a dividend or other distribution;
              (e) create any new mortgage, pledge, lien, charge or any other encumbrance any of its assets or properties;

          (f) sell, assign, transfer, encumber or pledge any of its assets, except for inventory sold in the ordinary course of business consistent with past practices;
          (g) cancel any debts or claims, except in the ordinary course of business;

          (h) reorganize, sub-divide, consolidate, redesign or otherwise change the terms of any Shares or stock in the Company in any way or the rights, preferences or privileges attaching to any Shares or stock in the Company;

          (i)  merge or consolidate with or into any other Person;

          (j) negotiate with, give access to its books and records or deliver any information respecting its business, operations, prospects or results of operations, other than in the ordinary course of business, to any Person;

          (k) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

          (l) make any Tax (as defined in Appendix B hereto) election or give any consent pursuant to any Taxation Statute (as defined in Appendix B hereto) applicable to the Company or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Tax due;
          (m)  waive any rights of material value;
          (n) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount, other than in the ordinary course of business consistent with past practice;

          (o) take or permit any act or omission constituting a material breach or default under any contract, indenture or agreement by which it or its properties are bound;

          (p)  fail to use commercially reasonable efforts to
(i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its consumers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until the Closing Date;

          (q) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

          (r) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed Ten Thousand Dollars ($10,000) for each such lease, contract, agreement or understanding;
          (s) incur any capital expenditure in excess of Ten Thousand Dollars ($10,000) in the aggregate;
          (t) take any action that would result in the liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily or file any petition for the appointment of an administrator or liquidator or make an invitation to any Person to appoint an administrative receiver or the entering into of any compromise or arrangement to which the Companies
Act 2006 or the Insolvency Act 1986 applies;

          (u) take any action that results in the creation of a subsidiary;

          (v)  engage any new employee;

          (w) materially alter the terms, status or funding condition of any incentive scheme, bonus scheme, employee share option scheme or other incentive arrangement; or
          (x) commit or agree to do any of the foregoing for the future.

     7.03.Delivery of Interim Financial Statements. As promptly as possible following the last day of each month after the date hereof until the Closing Date, and in any event within twenty (20) days after the end of each such month, the Seller or the Company shall deliver to the Buyer the unaudited balance sheet of the Company and the related statements of income, shareholders' equity and cash flows for the one-month period then ended, all certified by an officer or director of the Company to the effect that such interim financial statements are prepared in accordance with generally accepted accounting principles (except that such financial statements may (i) be subject to normal year-end adjustments and (ii) not contain all notes thereto that may be required in accordance with generally accepted accounting principles) and fairly present the financial condition of the Company as of the date thereof and for the period covered thereby (collectively, the "Interim Financial Statements").

     7.04.Communications with Customers and Suppliers.

       (a) Subject to the receipt of any consents of Buyer required under Section 7.02 hereof, the Company will continue to accept customer orders in the ordinary course of business and consistent with past practice for all products offered by the Company but expected to be shipped after the Closing Date.

        (b) The Company and the Buyer will cooperate in communications with suppliers and customers regarding the transfer of the ownership of the Company to the Buyer on the Closing Date.

     7.05.Compliance with Laws. The Company will comply with all laws and regulations which are applicable to it or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which they are bound, except where any such failure to comply or perform will not have a material adverse effect on the Company, its financial condition, operations or results of operations.

     7.06.Continued Truth of Representations and Warranties. Neither the Seller nor the Company nor the Ultimate Parent will take any actions which it believes would be reasonably likely to result in any of the representations or warranties set forth in Sections 2, 3 and 4 hereof being inaccurate in any material respect.

     7.07.Continuing Obligation to Inform. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing
Date; provided, that none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

     7.08.Exclusive Dealing. Neither the Ultimate Parent, the Seller nor the Company will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or any merger, consolidation or business combination with the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other Person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Ultimate Parent, the Seller and the Company agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company, the Ultimate Parent or the Seller.

     7.09.     Pension Scheme.

          (a) The Ultimate Parent and the Buyer agree that, with effect from the Closing Date, the pensionable service of the current active members of the Hilger Analytical Limited
Retirement Benefit Scheme (the "Scheme") will cease and they will become deferred members.

          (b) The Ultimate Parent and the Buyer agree that any pension provisions relating to future service of employees of the Company following the Closing Date will be the sole obligation of the Buyer.

          (c) On or before the Closing Date, the Ultimate Parent shall make a payment to the Scheme equal to GBP800,000.

          (d) On or before the Closing Date, the Ultimate Parent shall provide an indemnity to the Company in the form contained in the Deed of Indemnity appended to this Agreement at Appendix C.

          (e) On or before the Closing Date, the Company shall enter an agreement with Hilger Analytical Limited in the form contained in the Deed of Agreement appended to this Agreement at Appendix D.

     7.10. Reports, Taxes. The Company will duly and timely file all reports or returns required to be filed with governmental, regulatory or administrative bodies or foreign authorities and will promptly pay all Taxes (as defined in Appendix B hereto), assessments and governmental charges levied or assessed upon them or any of their properties
(unless contesting such in good faith and adequate provision has been made therefor).

8.   Reasonable Best Efforts to Obtain Satisfaction of
Conditions

          The Seller, the Company, the Ultimate Parent and the Buyer covenant and agree to use their reasonable best efforts to obtain the satisfaction of the conditions specified in this Agreement.

9.   Conditions to Obligations of the Buyer

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

     9.01.Continued Truth of Representations and Warranties of the Ultimate Parent, the Seller and the Company; Compliance with Covenants and Obligations. The representations and warranties of the Ultimate Parent, the Seller and the Company (i) shall be true, in all material respects, on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), with respect to the representations and warranties set forth in Sections 2.1 (Power to sell the Company) and 2.2 (Shares in the Company) of Appendix B; and (ii) shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), with respect to the other representations and warranties (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded), except, in the case of clause (ii), for any changes or inaccuracies permitted by the terms hereof or consented to in writing by the Buyer or any inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, financial condition, capitalization, assets, operations or financial performance of the Company; or (b) the ability of the Company, the Seller or the Ultimate Parent to consummate the transactions contemplated by this Agreement or to perform any of their covenants or obligations under this Agreement. The Ultimate Parent, the Seller and the Company shall have performed and complied with, in all material respects, all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

     9.02.Performance by the Ultimate Parent, the Seller and the Company. At the Closing, the Ultimate Parent, the Seller and the Company shall have delivered to the Buyer certificates signed by the President and Chief Financial Officer of each of the Ultimate Parent, the Seller and the Company, as applicable, as to their compliance (to such officers' knowledge) with Subsection 9.01 hereof.

     9.03. Governmental Approvals. All governmental, regulatory and administrative agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Ultimate Parent, the Seller and the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

     9.04.     Consent of Lenders, Lessors and Other Third
Parties. The Ultimate Parent, the Seller and the Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties set forth on
Schedule 9.04 attached hereto, whose consent or approval is required in order for the Ultimate Parent, the Seller and the Company to consummate the transactions contemplated by this Agreement.

     9.05. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or Person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially and adversely affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

     9.06. Repayment of Indebtedness; Intercompany Accounts. Immediately prior to the Closing, all indebtedness of the Company for borrowed money shall be repaid and satisfied in full and all intercompany obligations, each as in existence immediately prior to the Closing Date, between the Company on the one hand and the Ultimate Parent, the Seller and any of their respective affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) (individually, an "Affiliate" and collectively "Affiliates") on the other hand shall, without further action by any party, be deemed automatically terminated with no further obligations on behalf of the Company.

     9.07.     Pension Scheme.
           (a) On or before the Closing Date, the Ultimate Parent shall have made a payment to the Scheme equal to GBP800,000.

           (b) On or before the Closing Date, the Ultimate Parent and the Company shall have entered into the Deed of Indemnity in the form appended to this Agreement at Appendix C;

           (c) On or before the Closing Date, the Company shall have entered into, and the Ultimate Parent shall have procured that Hilger Analytical Limited shall have entered into, the Deed of Agreement in the form appended to this Agreement at Appendix D.

     9.08. Transition Agreement. The parties shall have entered into a transition services agreement in the form attached hereto as Exhibit B (the "Transition Agreement").

     9.09. Material Adverse Effect. Since December 31, 2009, there shall not have occurred any fact, circumstance, event, condition, occurrence or change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
"Material Adverse Effect" shall mean any fact, circumstance, event, condition, occurrence or change that, considered together with all other facts, circumstances, events, conditions, occurrences or changes that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is materially adverse to, or has resulted in a material adverse effect on: (a) the business, financial condition, capitalization, assets, operations or financial performance of the Company; or (b) the ability of the Company, the Seller or the Ultimate Parent to consummate the transactions contemplated by this Agreement or to perform any of their covenants or obligations under this Agreement, other than any such facts, circumstances, events, conditions, occurrences or changes (i) generally affecting
(A) the industries in which the Company and/or its customers operate or (B) the economy, credit or financial or capital markets, in the United Kingdom, United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) resulting from (A) changes after the date hereof in applicable laws or regulations or in generally accepted accounting principles or in accounting standards,
(B) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism,
(C) natural disasters, or (iii) resulting from any actions taken or failure to take action, in each case, to which the Buyer has requested in writing, or the taking of any action required by this Agreement, except in the case of clauses
(i) and (ii) above, to the extent any such facts, circumstances, events, conditions, occurrences or changes have a materially disproportionate impact on the Company relative to other companies in the industries and other geographic markets in which the Company operates.

     9.10. Closing Deliveries. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

         (a) transfers of the Shares executed by the Seller in favour of the Buyer;

         (b) the share certificates for the Shares in the name of the Seller;

         (c) the waivers, consents and other documents required to enable the Buyer to be registered as the holder of the Shares;

         (d) an irrevocable power of attorney in agreed form given by the Seller in favour of the Buyer to enable the beneficiary to exercise all voting and other rights attaching to the Shares before the transfer of the Shares is registered in the register of members;

         (e) the original of any power of attorney under which any document to be delivered to the Buyer under this Section
9.10 has been executed;

         (f) in relation to the Company, the statutory registers and minute books (written up to the time of Closing), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

         (g) the written resignation of the auditors of the Company accompanied by:

               (i) a statement in accordance with section 519 of the Companies Act 2006 that there are no circumstances connected with the auditors' resignation which should be brought to the notice of the members or creditors of the Company; and

               (ii) a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company in accordance with section 519 of the Companies
Act 2006;

         (h) statements from each bank at which the Company has an account, giving the balance of each account at the close of business on the last Business Day before Closing; all cheque books in current use by the Company and written confirmation that no cheques have been written since those statements were prepared; details of the Company's cash book balances;
and reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;


        (i) all title deeds and other documents relating to the Properties (as defined in Appendix B hereto);

        (j) evidence, in agreed form, that any indebtedness or other liability of the kind described in Section 2.17 of Appendix B has been discharged;

        (k) evidence, in agreed form, that the Company has been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of any other person;
        (l) to the extent applicable, all charges, mortgages, debentures and guarantees to which the Company is a party and, in relation to each such instrument and any covenants connected with it:
              (i)  a sealed discharge or release in the agreed form; and

              (ii) if applicable, a sworn and completed Form MG02
(statement of satisfaction in full or in part of the mortgage or charge);

        (m) such certificates of the officers of the Ultimate Parent, the Seller and the Company (confirming that to their knowledge and belief the conditions specified in this
Section 9 have been complied with) and such other documents evidencing satisfaction of the conditions specified in this
Section 9 as the Buyer shall reasonably request;

        (n) secretary's certificates attesting to the incumbency of officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of constitutional documents for each of the Ultimate Parent, the Seller and the Company;

        (o) the Transition Agreement, duly executed by the Company, the Seller and the Ultimate Parent;

        (p)  written resignations of all members of the Company's
Board of Directors other than Jim Telfer; and

        (q)  a cross receipt duly executed by the Seller.

10. Conditions to Obligations of the Seller and the Ultimate Parent

          The obligations of the Seller and the Ultimate
Parent under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Seller and the Ultimate Parent:

     10.01. Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations.
The representations and warranties of the Buyer in this Agreement (i) shall be true, in all material respects, on and as of the Closing Date as though such representations and warranties were made on and as of such date, with respect to the representations and warranties set forth in Sections 5.01 (Organization and Authority) and 5.02 (Authorization); and (ii) shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, with respect to the other representations and warranties made by the Buyer in this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded), except, in the case of clause (ii), for any changes or inaccuracies permitted by the terms hereof or consented to in writing by the Ultimate Parent or any inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, financial condition, capitalization, assets, operations or financial performance of the Buyer; or (b) the ability of the Buyer to consummate the transactions contemplated by this Agreement or to perform any of its covenants or obligations under this Agreement. The Buyer shall have performed and complied with, in all material respects, all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

10.02. Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

     10.03. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

     10.04. Consents of Lenders, Lessors and Other Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 10.04 attached hereto.

     10.05. Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or Person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially and adversely affect the right of the Seller to transfer the Shares.

     10.06.    Closing Deliveries.  The Seller and the Ultimate
Parent shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

        (a) such certificates of the Buyer's officers (confirming that to their knowledge and belief the conditions specified in this Section 10 have been complied with) and such other documents evidencing satisfaction of the conditions specified in this Section 10 as the Seller and the Ultimate
Parent shall reasonably request;

        (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Buyer in Delaware;

        (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Subsection 5.01;

        (d)  the Transition Agreement, duly executed by the Buyer;

        (e)  payment of the Initial Payment; and

        (f)  a cross receipt duly executed by the Buyer.

     10.07. Repayment of Indebtedness; Intercompany Accounts. Immediately prior to the Closing, all indebtedness of the Ultimate Parent and/or Seller for borrowed money shall be repaid and satisfied in full and all intercompany obligations, each as in existence immediately prior to the Closing Date, between the Company on the one hand and the Ultimate Parent, the Seller and any of their respective affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) (individually, an "Affiliate" and collectively "Affiliates") on the other hand shall, without further action by any party, be deemed automatically terminated with no further obligations on behalf of Ultimate Parent and/or Seller.

11.  Reserved.

12.  Indemnification

       12.01. By the Ultimate Parent and Seller. Following the Closing, the Ultimate Parent and Seller shall jointly and severally indemnify and hold harmless the Buyer from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") suffered by the Buyer or the Company in connection with each and all of the following:

         (a) any breach of any representation or warranty made by the Ultimate Parent, the Seller or the Company in Sections
2, 3 and 4 of this Agreement;

         (b) any breach of any covenant, agreement or obligation of the Ultimate Parent, the Seller or the Company contained in this Agreement;

         (c) any tax liabilities or obligations of the Company (i) with respect to any taxable period or portion thereof ending on or before the Closing Date and (ii) arising as a result of implementing the terms of this Agreement, including, without limitation, taxes arising with respect to any termination of intercompany obligations pursuant to Section
9.06 of this Agreement (provided that any taxable income arising from such termination of intercompany obligations shall be offset by any tax losses pursuant to Section
13.05(f)); and

         (d) any liabilities of the Ultimate Parent, the Seller and the Company to the extent arising from the period prior to the Closing Date, other than the Assumed Liabilities, as defined in Exhibit C hereto.

     12.02. By the Ultimate Parent and Seller in relation to the Hilger Analytical Retirement Benefit Scheme. Following the Closing, the Ultimate Parent and Seller shall jointly and severally indemnify and hold harmless the Buyer from and against all present and future obligations and liabilities of the Company to make payments to the Hilger Analytical Limited Retirement Benefit Scheme (the "Scheme Liabilities") save that, if the Company commits or suffers an Insolvency Event within five years from the Closing Date otherwise than as a consequence of losses in the course of its trade, the amount due under this indemnity shall be reduced by the loss suffered by the Ultimate Parent and/or the Seller as a consequence of that Insolvency Event. In ascertaining the loss suffered by the Ultimate Parent and/or the Seller, it shall be assumed that the Hilger Analytical Retirement
Benefit Scheme would start to wind up on the fifth anniversary of the Closing Date in any event and that the Ultimate Parent would be liable under this indemnity to pay the liability of the Company arising under s75 Pensions Act 1995 at that time. For the purposes of this clause, "Insolvency Event" means an 'insolvency event' as defined in section 121 of the Pensions Act 2004 or regulations made from time to time thereunder; or the receipt by the Pension Protection Fund of an application or notification from the trustees of the Scheme or the Pensions Regulator that the Company is unlikely to continue as a going concern, which is purported to be made in accordance with section 129 of the Pensions Act 2004 or regulations made from time to time thereunder. This indemnity shall only apply to the extent that such Scheme Liabilities are not recoverable under the Deed of Indemnity entered into between the Ultimate Parent and the Company in the form appended to this Agreement at Appendix C and the Buyer acknowledges that there should be no double recovery.

     12.03. By the Buyer. Following the Closing, the Buyer shall indemnify and hold harmless the Ultimate Parent, the Seller and the Company from and against all Losses in connection with each and all of the following:

        (a) any breach of any representation or warranty made by the Buyer in Section 5 of this Agreement;

        (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement;

        (c)  the Assumed Liabilities; and
        (d) the conduct of the business of the Company after the Closing.

     12.04. Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 12, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") of the claim in writing and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the Losses arising therefrom.

     12.05. Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, shall be entitled to participate in the defense of such claim or legal proceeding and may, upon written notice to the Indemnified Party within thirty (30) days following the Indemnifying Party's receipt of the Indemnified Party's notice of such claim pursuant to Subsection 12.04, assume and control the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying
Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless (a) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified
Party and (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made: (x) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified
Party may deem appropriate in its reasonable discretion in light of its evaluation of the probability of an adverse judgment in connection with such claim or litigation, the estimated damages that would be awarded by a court rendering such potential adverse judgment and its estimate of the out-of-pocket costs of defending such claim or litigation, and
(y) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying
Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner consistent with clause (x) of this Subsection 12.05.

     12.06. Payment of Indemnification Obligation. Each of the Ultimate Parent and the Seller hereby agrees that any claim for indemnification by the Buyer under this Agreement relating to amounts paid or damages incurred by the Buyer, which claim has been agreed upon by the parties, resolved pursuant to a final, non-appealable judgment of a court of competent jurisdiction or properly settled in accordance with the terms of this Section 12, may, at the option of the Buyer, be offset against any amount payable in respect of the Final Payment, if any, pursuant to Subsection 1.06 hereof. All indemnification by the Ultimate Parent hereunder (to the extent not satisfied in the manner specified in the preceding sentence), and all indemnification by the Buyer hereunder, shall be effected by payment of cash or delivery of a cashier's or certified check or wire transfer of immediately available funds to the Indemnified Party in the amount of the indemnification liability. For all purposes of this Section 12, "Losses" shall be net of (a) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (b) any tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses, provided that such tax benefit is realizable in the same year in which such Losses occur.

     12.07. Survival of Representations and Warranties and Covenants; Claims for Indemnification for Representations and Warranties. All representations, warranties, covenants and agreements made by any party in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be entitled to recover for any Losses pursuant to this Section 12 unless written notice of a claim thereof is delivered to the Indemnifying Party before the Applicable Limitation Date. For purposes of this Agreement, (a) there shall be no Applicable Limitation Date for the representations and warranties set forth in Sections
2.1 (Power to sell the Company) and 2.2 (Shares in the Company) of Appendix B, and Sections 5.01 (Organization and Authority) and 5.02 (Authorization) (together, the "Fundamental Warranties"), and (b) the term "Applicable Limitation Date" shall mean, with respect to (i) the representations and warranties set forth in Section 2.22 (Intellectual Property) of Appendix B, the date which is three (3) years following the Closing, (ii) the representations and warranties set forth in Section 2.21 (Environment and Health and Safety) of Appendix B, the date which is five (5) years following the Closing, (iii) the representations and warranties set forth in Section 2.29 (Taxation: General) of Appendix B, the date which is sixty
(60) days following the expiration of the applicable statute of limitations, (iv) the remaining representations and warranties that date that is eighteen (18) months after the Closing Date, and (v) the covenants and agreements set forth in Section 13, the time period set forth in the applicable section, or if no such time period is specified, that date which is eighteen (18) months after the Closing Date.

     12.08. Limitation on Indemnification for Representations and Warranties. Anything contained in this Agreement to the contrary notwithstanding, the Indemnifying Party shall not be required to make indemnification payments for Losses pursuant to Section 12.01(a) (excluding Fundamental
Warranties) or Section 12.03(a) (excluding Fundamental
Warranties):

         (a) unless and until the Indemnified Party has incurred Losses pursuant to that Section in excess of $80,000 in the aggregate, at which point, subject to the other limitations set forth in this Agreement, the Indemnifying Party shall be liable for all such Losses incurred from the first dollar;
and

         (b) in the case of indemnification by the Ultimate Parent and Seller, to the extent such indemnification payments would exceed in the aggregate the amount of the Initial
Payment (the "Maximum Indemnification Amount"); provided, however, that the foregoing Maximum Indemnification Amount shall not apply to Losses arising out of, resulting from or related to (a) any and all breaches of any Fundamental
Warranties, or (b) any act of fraud committed against the Buyer by the Ultimate Parent, the Seller or the Company or any of their respective officers, employees or representatives; and

         (c) if there is a Loss that constitutes an adjustment pursuant to Section 1.04 or 1.06 of this Agreement, then to the extent such adjustment is actually made, the Buyer will not also be able to claim indemnification hereunder for such Loss, but may claim indemnification hereunder with respect to any excess above the adjusted amount relating to such Loss, and

         (d) in the case of indemnification by the Buyer, to the extent such indemnification payments would exceed $1,000,000 in the aggregate; provided, however, that the foregoing limitation shall not apply to Losses arising out of, resulting from or related to (a) any and all breaches of any Fundamental Warranties, or (b) any act of fraud committed against the Ultimate Parent or the Seller by the Buyer or any of its officers, employees or representatives.

     12.09. Liabilities. With respect to any and all liabilities of the Company, the Seller and the Ultimate Parent arising from or relating to the period prior to the Closing Date, except for the Assumed Liabilities (as defined in Exhibit C attached hereto), it is understood and agreed that the Buyer shall not be responsible for any such liabilities of the Company, the Seller or the Ultimate Parent. For the sake of clarity, the temporal limitations and monetary limitations set forth in Sections 12.07 and
12.08 that are applicable solely with respect to indemnification claims pursuant to Section 12.01(a) relating to breaches of representations and warranties shall not apply in any way to indemnification claims asserted with respect to any liabilities described in Section 12.01, Subsections (b), (c), and/or (d), and Section 12.02.

     12.10. Sole and Exclusive Remedy. Each party acknowledges and agrees that after the Closing Date, in the absence of fraud, its sole and exclusive remedy with respect to any and all claims relating to arising out of any representation, warranty, covenant, agreement or certification made by the other party pursuant to this Agreement shall be pursuant to the provisions of this
Section 12, including pursuant to the specific performance, injunctive or other relief provided for below. The parties acknowledge that in the event of a breach of this Agreement, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that the non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the breaching party's obligations hereunder not only by an action or actions for damages pursuant to the indemnification provisions of this Section 12, but also by an action or actions for specific performance, injunctive or other equitable relief (other than rescission), and nothing set forth in this Agreement shall be deemed to prohibit or limit any party's right at any time to seek such relief for any failure of any other party to perform any covenant or agreement contained herein.

13.  Post-Closing Agreements

          The Ultimate Parent and the Seller agree that from and after the Closing Date:

     13.01.    Proprietary Information.

       (a) The Ultimate Parent and the Seller and each of their Affiliates shall hold in confidence and shall use their reasonable best efforts to have all officers, directors and personnel who continue after the Closing to be employed by the Ultimate Parent or the Seller or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except that this provision shall not apply (i) as may otherwise be required by law, provided that the Ultimate Parent or the Seller, as the case may be, provides prior written notice of such required disclosure to the Buyer and takes all reasonable and lawful action to avoid and/or minimize the extent of such disclosure, (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (iii) to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Ultimate Parent or the Seller. The restrictions of this Subsection 13.01 shall survive for a period of five (5) years following the Closing.

       (b) If (i) the employment of an officer, director or other employee of the Seller or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Ultimate Parent and the Seller shall, upon request by the Buyer, take all reasonable steps, at their expense, to enforce such confidentiality obligation in the event of an actual or threatened breach thereof.

       (c) The Ultimate Parent and the Seller agree that the remedy at law for any breach of Subsection 13.01 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of Subsection 13.01.

     13.02. Waiver and Release. Effective as of the Closing, each of the Ultimate Parent and the Seller, on behalf of itself and each of its past, present and future Affiliates, beneficiaries and assigns ("Related Persons") hereby releases and forever discharges the Company and each of its past, present and future Affiliates, subsidiaries, shareholders, stockholders, members, successors and assigns, and their respective officers, directors and employees (each individually, a "Releasee" and collectively, "Releasees"), from any and all known claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Shares, the Company or its predecessors in interest both at law and in equity, which the Ultimate
Parent, the Seller or any of their respective Related
Persons now has or has ever had against the Releasees as a result of any act, circumstance, occurrence, transaction, event or omission occurring prior to the Closing Date. Notwithstanding the foregoing, the Seller, the Ultimate
Parent and their respective Related Persons do not release the Company or the Buyer from any claims arising out of or relating to this Agreement or the transactions contemplated hereby.

     13.03. No Solicitation of Former Employees. Except as provided by law, for a period of four (4) years after the Closing Date, neither the Ultimate Parent, the Seller nor any of their Affiliates shall solicit any Person who was an employee of the Company on the date hereof or the Closing
Date to terminate his employment with the Buyer (or the Company, as the case may be) or to become an employee of the Ultimate Parent or the Seller or their Affiliates provided, however, that general solicitations of employment not specifically directed at employees of the Company on the date hereof or the Closing Date shall not be deemed to constitute a violation of this Subsection 13.03.

     13.04.    Non-Competition Agreement.

        (a) For a period of four (4) years after the Closing Date, neither the Ultimate Parent, the Seller nor any of their Affiliates shall, except as an officer or employee of the
Company: (i) develop, manufacture, market or sell any product which competes with any existing product, or any product proposed as of the Closing Date to be, manufactured by the Company on or prior to the Closing Date, or
(ii) engage in any business competitive with the business of the Company as conducted on the date hereof or on the Closing Date, in the United Kingdom, the United States or any other country in which the Company conducted its business during the two (2) years prior to the Closing Date
(any of the actions described in clauses (i) or (ii), a "Competitive Business"). Such non-compete covenant will not prevent the Ultimate Parent or any of its subsidiaries or portfolio companies from acquiring (whether by means of a share or asset purchase) as part of a larger acquisition any interest in any business which engages or may engage in a Competitive Business (a "Competitive Acquiree") provided that (a) the revenues of such Competitive Acquiree that derive from any Competitive Business do not, in the aggregate, constitute more than twenty five percent (25%) of the revenues of the Competitive Acquiree, and (b) the Competitive Business shall not thereafter be carried on under a corporate or trading name incorporating the word
"Hilger Crystals" or any colourable imitation thereof.  This
Subsection 13.04 shall not apply to then existing or future operations of any Person that acquires the Ultimate Parent or the Seller (including its continuation of such then existing operations), by way of merger, stock purchase, asset purchase or otherwise (other than a merger for the purpose of effecting a reincorporation of Ultimate Parent or Seller), or any of such Person's Affiliates provided such acquirer thereafter does not utilize any assets, rights, know-how, facilities, data, sales or marketing or distribution systems of the Ultimate Parent, the Seller or their respective Affiliates (that were Affiliates prior to such acquisition), or any employees of the Ultimate Parent, the Seller or their respective Affiliates (that were Affiliates prior to such acquisition) in the activities that would, but for this sentence, be a violation of this Subsection 13.04.

        (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 13.04 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for the United Kingdom and one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Ultimate Parent and the Seller agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

     13.05.    Tax Returns

        (a) The Seller or its duly authorised agent shall at the Seller's sole expense prepare the corporation tax returns of the Company for all accounting periods ended on or before the Accounts Date to the extent that they have not been prepared prior to Closing. The Seller shall give Buyer a reasonable opportunity to comment on such return prior to its submission to the relevant tax authority and shall take into account the Buyer's reasonable comments in relation to any period ending on or prior to the Closing.

        (b) The Buyer shall procure that the Company shall cause the tax returns mentioned in Subsection 13.05(a) above to be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Seller shall reasonably agree provided that the Buyer shall not be obliged to procure that the Company takes any such action as is mentioned in this Subsection 13.05 in relation to any tax return that is not true and accurate in all material respects.

        (c) The Buyer shall provide the Seller with a copy of the corporation tax return relating to the accounting period current at the Closing at least twenty-eight (28) days prior to the date for submission of that corporation tax return.
The Buyer shall give the Seller a reasonable opportunity to comment on such return prior to its submission to the relevant tax authority and shall take into account the Seller's reasonable comments in relation to any period ending on or prior to the Closing.

        (d) The Seller or its duly authorised agent shall at the sole expense of the Seller prepare all documentation and deal with all matters (including correspondence) relating to the tax returns of the Company for all accounting periods ended on or prior to the Accounts Date and the Seller shall provide the Buyer with copies of any correspondence relating to such tax returns prior to their submission and copies of any correspondence from the relevant Taxation Authority.
The Seller shall give the Buyer a reasonable opportunity to comment on such correspondence prior to submission and shall take account of the Buyer's reasonable comments. The Buyer shall upon reasonable notice (having regard to the circumstances) being given by the Seller procure that the Company shall afford such access to its books, accounts and records and personnel as is necessary and reasonable to enable the Seller or its duly authorised agent to prepare those tax returns and conduct matters relating thereto in accordance with the Seller's rights under this Subsection
13.05.

        (e) The Buyer shall procure that the Company shall at the request of the Seller do all such things which may be reasonably necessary to ensure that full effect is given to any claim, surrender or election made to or by the Company and which is reflected in the Accounts with respect to accounting periods ended on or before the Accounts date including for the avoidance of doubt signing and submitting any revised claim, election or surrender and progressing any such claim, surrender or election or revised claim surrender or election with the relevant Taxation Authority.

        (f) The Buyer agrees that the Seller may claim (for no cost or payment) for itself, for members of its group or for the Company (in order to mitigate any tax liabilities for a period or part period before or up to the Closing and/or to mitigate any tax liabilities arising with respect to any termination of intercompany obligations pursuant to Section
9.06 of this Agreement) the benefit of any loss, relief or credit from taxation that arises with respect to any taxable period or part period before the Closing (except for any benefit attributable to a carryback of any loss, relief or credit arising from any taxable period (or portion thereof) ending after the Closing Date), and the Buyer shall procure that the Company shall give effect to such claims in dealing with the tax returns and any documentation and that neither it nor the Company will act in any way contrary to such claims.

     13.06. Pension Scheme. No later than the fifth (5th) anniversary of the Closing Date, Ultimate Parent and Seller shall take all actions necessary to either (a) effect a full winding up of the Scheme or (b) a complete release of the Company from any and all obligations or liabilities to the Scheme. The Buyer shall procure that the Company will take all reasonable steps that the Ultimate Parent and/or the Seller may request, in order to assist the Ultimate Parent and the Seller to achieve this, provided that this shall be at the Ultimate Parent's and the Seller's risk and that the Ultimate Parent and the Seller agree to meet the Buyer and/or the Company's reasonable costs for providing such assistance.

14.  Termination of Agreement; Damages

     14.01. Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston Time, on August 31, 2010, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the parties hereto.

     14.02. Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Ultimate Parent, the Seller or the Company under this Agreement, and the Ultimate Parent and the Seller shall have no further obligation or liability to the Buyer under this Agreement.

     14.03. Termination by Reason of Breach. This Agreement may be terminated by the Ultimate Parent and the Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to materially perform any condition or obligation hereunder such that, if not cured within thirty (30) days, the conditions set forth in Subsection 10.01 would not be satisfied; provided that the Ultimate Parent and the Seller may not terminate this Agreement pursuant to this Subsection
14.03 if the Ultimate Parent or the Seller shall have materially breached this Agreement. This Agreement may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Ultimate Parent, the Seller or the Company or the failure of the Ultimate Parent, the Seller or the Company to materially perform any condition or obligation hereunder such that, if not cured, the conditions set forth in Subsection 9.01 would not be satisfied; provided that the Buyer may not terminate this Agreement pursuant to this Subsection 14.03 if (i) the Buyer shall have materially breached this Agreement or (ii) such breach by the Ultimate Parent, the Seller or the Company is curable by such party, through the exercise of commercially reasonable efforts, within thirty (30) days after the Ultimate Parent's, the Seller's or the Company's, as the case may be, receipt of written notice from the Buyer of such breach hereunder and the Ultimate Parent, the Seller or the Company, as the case may be, continues to exercise commercially reasonable efforts to cure such breach through such 30-day period and such breach is cured within thirty
(30) days after the Ultimate Parent's, the Seller's or the Company's, as the case may be, receipt of written notice from the Buyer of such breach.

     14.04. Availability of Remedies at Law. In the event this Agreement is terminated by the Buyer, on the one hand, or the Ultimate Parent and the Seller, on the other hand, pursuant to the provisions of this Section 14, the parties hereto shall have available to them all remedies afforded to them by applicable law.

15.  Dispute Resolution

     15.01.    Consent to Jurisdiction and Venue.

        (a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF
DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR DELAWARE,
AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND
ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN
OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN
THIS SECTION 15 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.


        (b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT
LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH
COURTS.  IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE
SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN
WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH
SECTION 16 OF THIS AGREEMENT.

     15.02. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.  Notices

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, e-mail transmission, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

          To the Buyer:       Dynasil Corporation of America
                              239 Cherry Street
                              Ithaca, NY 14850
                              Fax:  (607) 272-3340
                              Attention:  President and Chief
                              Executive Officer


          With a copy to:     Edwards Angell Palmer & Dodge LLP
                              111 Huntington Avenue
                              Boston, MA  02199
                              Fax:  (617) 227-4420
                              Attention:  Matthew J. Gardella,
                              Esq.

          To the Ultimate     Newport Corporation
          Parent or the       1791 Deere Avenue
          Seller:             Irvine, CA 92606
                              Fax:  (949) 253-1221
                              Attention:  General Counsel


          With a copy to:     Stradling Yocca Carlson & Rauth
                              660 Newport Center Drive
                              Suite 1600
                              Newport Beach, CA 92660
                              Fax:  (949) 823-5095
                              Attention:  Michael H. Mulroy,
                              Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) upon receipt of a confirmed transmission if sent by facsimile or e-mail transmission, or (c) three (3) Business Days after being sent, if sent by registered or certified mail.

17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Ultimate Parent, the Seller and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a wholly-owned subsidiary of the Buyer; provided further that such assignment by the Buyer shall not relieve the Buyer of any of its obligations hereunder. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Ultimate Parent, the Seller or the Company from any obligation or liability under this Agreement.

18.  Entire Agreement; Amendments; Attachments
         (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. This
Agreement may be amended or modified only by a written instrument executed by the parties hereto.

         (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail.
The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

19. No Third-Party Beneficiaries. this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

20. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

21. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

22. Investigation of the Parties. All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

23. Expenses. Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Ultimate Parent and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Ultimate Parent or the Seller, including, without limitation, the fees and expenses of counsel to the Ultimate Parent or the Seller, be billed to or paid by the Company. The Ultimate Parent or the Seller shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares.

24. Legal Fees. In the event that legal proceedings are commenced by the Buyer against the Ultimate Parent or the Seller (or the Company, if the transactions contemplated hereby are not consummated), or by the Ultimate Parent or the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

26. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

27.  General Provisions.  For purposes of this Agreement:
         (a) The terms defined in this Agreement include the plural as well as the singular.

         (b) All accounting terms used herein have the meanings ascribed to them under generally accepted accounting principals in the United States, except to the extent otherwise provided herein.

         (c)  All references herein to designated "Articles,"
"Sections" and other subdivisions and to "Exhibits" and "Disclosure Schedules" are to the designated Articles, Sections and other subdivisions of the body of this Agreement and to the exhibits and other schedules to this Agreement.

         (d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

         (e) References to "$" or "Dollars" refer to United States Dollars and references to "GBP" refer to British Pounds.

     28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.



        [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                   DYNASIL CORPORATION OF AMERICA



                                   By:     /s/ Craig Dunham
                                   Name:   Craig Dunham
                                   Title:  President and Chief
                                           Executive Officer


                                   HILGER CRYSTALS LIMITED



                                   By:     /s/ Jeffrey B. Coyne
                                   Name:   Jeffrey B. Coyne
                                   Title:  Director


                                   NEWPORT SPECTRA-PHYSICS LIMITED



                                   By:     /s/ Charles F. Cargile
                                   Name:   Charles F. Cargile
                                   Title:  Director


                                   NEWPORT CORPORATION



                                   By:    /s/ Jeffrey B. Coyne
                                   Name:  Jeffrey B. Coyne
                                   Title: SVP and General Counsel

                         Appendix A

     Representations of the Seller Regarding the Shares

1.1  The Seller warrants to the Buyer that:

     1.1.1 it is a body corporate duly incorporated and existing under the laws of the country in which it is incorporated;

     1.1.2 it has the requisite power and authority to enter into and to perform this Agreement and each of the other agreements contemplated herein to which it is a party; the execution and delivery of this Agreement and of each of the and each of the other agreements contemplated herein to which it is a party and the consummation of the transactions contemplated by such agreements have been duly and validly authorised by all necessary corporate actions in respect thereof;

     1.1.3 it has obtained or satisfied all corporate, regulatory and other approvals and consents, or any other conditions, necessary to execute and perform its obligations under this Agreement and each of the other agreements contemplated herein to which it is a party and such approvals and consents are (and will at Closing be) in full force and effect;

     1.1.4 this Agreement and each of the other agreements contemplated herein to which it is a party constitute obligations binding on it and enforceable against it in accordance with their terms;

     1.1.5 compliance with the terms of this Agreement and each of the other agreements contemplated herein to which it is a party will not constitute a default under any provision of:
         (a)  its constitutional documents; or

         (b) any order, judgment, material agreement, decree-or regulation or any other restriction of any kind by which it is bound;

     1.1.6 the Seller is, and will at Closing be, a direct, wholly owned subsidiary of the Ultimate Parent;

     1.1.7 no action, suit, proceeding, litigation or dispute against it which might affect its ability to fulfil its obligation under this Agreement or and each of the other agreements contemplated herein to which it is a party is presently taking place or pending or, to its or its knowledge, threatened;

     1.1.8 no order has been made or petition presented or resolution passed for winding up it and no distress, execution or other analogous process has been levied on any of its assets, nor has it stopped payment or deferred any payment which is now due for payment and is not insolvent, or unable to pay its debts for the purposes of the Insolvency Act 1986 or its equivalent in the jurisdiction in which it is incorporated;

     1.1.9 no administrator or administrative receiver (within the meaning of the Insolvency Act 1986) or its equivalent in any jurisdiction has been appointed or could be appointed by any Person over its business or assets or any part thereof, and there is no unfulfilled or unsatisfied judgment or court order outstanding against it;

     1.1.10 it has not made nor proposed any arrangement or composition with its creditors or any class of its creditors.

     1.1.11 neither it nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

                       Appendix B
 REPRESENTATIONS OF THE ULTIMATE PARENT, THE SELLER AND
            THE COMPANY REGARDING THE COMPANY

1.   INTERPRETATION

1.1. The definitions and rules of interpretation in this clause apply in this agreement.

     Accounts  means the audited financial statements  of
     the   Company  as  at  and  to  the  Accounts  Date,
     comprising the individual accounts of the Company, including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor's and directors' reports
     (copies of which are attached at document F.1.3 in the Electronic Data Room;

     Accounts Date means 31 December 2009;

     Business means the business of the Company, namely the manufacture of synthetic crystals for infrared spectroscopy and x-ray and gamma ray detection;

     CAA 2001 means the Capital Allowances Act 2001;

     Competition Law: the national and directly effective legislation of any jurisdiction applicable to the Company which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

     Connected in relation to a person, has the meaning given in section 1122 of the Corporation Tax Act
     2010;

     Control in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

     (a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

     (b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it;

     Current Use means the use for each Property as set out in Schedule 2.27(a);

     Director means each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 2.26(a);

     Disclosed  means  fairly disclosed (with  sufficient
     detail  to  identify the nature  and  scope  of  the
     matter   disclosed)  in  or  under  the   Schedules,
     including any documents attached to them;

     Electronic Data Room means the electronic data  room
     maintained  by box.net under the Newport  Enterprise
     Account  containing copy documents  that  have  been
     made   available  to  the  Buyer  or   its   agents,
     solicitors and other advisers;

     Employment Legislation means legislation applying in
     England  and  Wales affecting contractual  or  other
     relations  between employers and their employees  or
     workers   including,  but  not   limited   to,   any
     legislation  and  any amendment,  extension  or  re-
     enactment of such legislation and any claim  arising
     under   European  treaty  provisions  or  directives
     enforceable against the Company by any Employee or Worker;

     Employee means any person employed by the Company under a contract of employment;

     Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement;

     Environment   means   the   natural   and   man-made
     environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media;

     Environmental and Health and Safety Laws  means  all
     applicable  laws,  statutes, regulations,  secondary
     legislation,   by-laws,  common   law,   directives,
     treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the Environment or health and safety of any person;

     Environmental and Health and Safety Matters means all matters relating to:

     (a)  pollution or contamination of the Environment;

     (b) the presence, existence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

     (c)  the  exposure  of any person to  any  Hazardous
          Substances or Waste;

     (d) the health and safety of any person, including any accidents, injuries, illnesses and diseases;

     (e) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

     (f) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;

     Environmental  and Health and Safety  Permits  means
     any   permits,   licences,  consents,  certificates,
     registrations, notifications or other authorisations required under any Environmental and Health and Safety Laws for the operation of the Business or in relation to the Property;

     Freehold Property means the freehold property set out in Schedule 2.27(a);

     Harm means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property;

     Hazardous  Substances means any material, substances
     or  organisms  which, alone or in  combination  with
     others,  are  capable  of  causing  Harm,  including
     radioactive   substances  and  asbestos   containing
     materials;

     holding company and subsidiary mean a "holding company" and "subsidiary" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and
     (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;

     ICTA  1988   means the Income and Corporation  Taxes
     Act 1988;

     IHTA 1984  means the Inheritance Tax Act 1984;

     Intellectual Property Rights means patents, rights to inventions, copyright and related rights, trade marks and service marks, trade names and domain names, rights to goodwill or to sue for passing off rights in designs, rights in computer software, database rights, rights in confidential information
     (including know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) to register, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

     IT  System  means  all computer hardware  (including
     network   and   telecommunications  equipment)   and
     software     (including    associated    preparatory
     materials,   user   manuals   and   other    related
     documentation) owned, leased or licensed by the Company;

     IT Contracts means all arrangements and agreements under which any third party (including without limitation any member of the Seller's Group and any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements;

     Management Accounts means the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company for the period of six (6) months ended 3 July 2010 (a copy of which is included as document F.2.2 in the Electronic Data
     Room);

     Material Contract means an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company;

     Pension  Scheme means the Hilger Analytical  Limited
     Retirement Benefits Scheme, which is registered under Chapter 2 Part 4 of the Finance Act 2004;

     Previously-owned Land and Buildings means land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance;

     Planning Legislation means any primary or secondary legislation from time to time regulating the use or development of land;

     Property means the Freehold Property;

     Sale Shares means the two issued fully paid ordinary shares of GBP1.00 each in the capital of the Company, comprising the whole of the issued share capital of the Company at closing and held by the Seller;

     Statutory   Agreement   means   an   agreement    or
     undertaking entered into under any legislation;

     Tax  or  Taxation  means all forms of  taxation  and
     statutory, governmental, state, federal, provincial,
     local,  government  or  municipal  charges,  duties,
     imposts,  contributions,  levies,  withholdings   or
     liabilities wherever chargeable and whether  of  the
     UK or any other jurisdiction; and any penalty, fine,
     surcharge,  interest,  charges  or  costs   relating
     thereto;

     Taxation Authority means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere;

     Taxation  Statute any directive, statute, enactment,
     law  or  regulation wheresoever enacted  or  issued,
     coming  into force or entered into providing for  or
     imposing   any   Tax  and  shall   include   orders,
     regulations,   instruments,   bye-laws   or    other
     subordinate  legislation  made  under  the  relevant
     statute  or  statutory provision and any  directive,
     statute,   enactment,  law,  order,  regulation   or
     provision  which  amends, extends,  consolidates  or
     replaces   the  same  or  which  has  been  amended,
     extended, consolidated or replaced by the same;

     TCGA 1992 means the Taxation of Chargeable Gains Act
     1992;

     TMA 1970 means the Taxes Management Act 1970;

     VATA 1994 means the Value Added Tax Act 1994;

     Waste  means any waste, including any by-product  of
     an   industrial  process  and  anything   which   is
     discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value; and

     Worker means any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

1.2 Where any Statement is qualified by "So far as the Seller is aware" or any similar expression the Seller shall be deemed to be aware of and have knowledge of anything which it would have had knowledge had it made enquiry immediately before giving the representations and Warranties of Jeffrey
     Parker,  Jeffrey Coyne, Mark Nelson, Alain  Dudouit,
     James  Telfer, Keith Hutton, Mick Phelan and Gillian
     Abbott but not further or otherwise;

1.3  References to a "Schedule" herein shall be deemed to
     include   references  to  the  Disclosure   in   the
     Disclosure Letter referenced by the number of such "Schedule".

2.   WARRANTIES

2.1. Power to sell the company

     (a) The Seller has all requisite power and authority to enter into and perform this agreement and the other documents referred to in it.

     (b) This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

     (c) Compliance with the terms of this agreement and the documents referred to in it shall not materially breach or constitute a material default under any of the following:

          (i) any agreement or instrument to which the Seller is a party or by which it is bound; or

          (ii) any order, judgment, decree or other restriction applicable to the Seller.

2.2. Shares in the company

     (a) The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

     (b) The Seller is the sole legal and beneficial owner of the Sale Shares.

     (c)  The Sale Shares are sold free from all Encumbrances.

     (d) No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

     (e) No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or for any of them to issue any share capital and, so far as the Seller is aware, no person has claimed any rights in connection with any of those things.

     (f)  The Company:

          (i) does not hold or beneficially own, nor has it agreed to acquire, any securities of any corporation; or

          (ii) is not or has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

          (iii) has not, outside its country of incorporation, any branch or permanent establishment; or

          (iv) has not allotted or issued any securities that are convertible into shares.

     (g)  The Company has not at any time during the past five
          (5) years:

          (i) purchased, redeemed or repaid any of its own share capital; or

          (ii) given any financial assistance in contravention of any applicable law or regulation.

2.3. Constitutional and corporate documents

     (a) The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company Disclosed to the Buyer or its advisers are true, accurate and complete in all respects.

     (b) All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

     (c) All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

2.4. Accounts

     (a) The Accounts have been prepared in accordance with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the applicable law and regulation of that jurisdiction.

     (b) The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors' report(s) required to be annexed to the Accounts is unqualified.

     (c) The Accounts give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the financial year ended on that date.

     (d) The Accounts have been filed in accordance with the requirements of all applicable laws and regulations.

     (e) The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the two prior accounting periods without any change in accounting policies used.

     (f) The Management Accounts give a reasonable indication of the aggregate income and expenses and the assets and liabilities of the Company for the period and as of the date to which they relate.

2.5. Financial and other records

     (a)  All financial and other records of the Company:

          (i)  have been properly prepared and maintained; and

          (ii) are in the possession of the Company.

     (b) No notice has been received or allegation made that any of those records are incorrect or should be rectified.

     (c) All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of all applicable laws and regulations.

     (d) All deeds and documents belonging to the Company are in the possession or control of the Company.

2.6. Changes since Accounts Date

     Since the Accounts Date:

     (a) the Company has conducted its business in the normal course and as a going concern;

     (b) there has been no material adverse change in the turnover or financial position of the Company;

     (c) the Company has not issued or agreed to issue any share or loan capital;

     (d) no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

     (e) the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of GBP10,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company in excess of GBP10,000;

     (f) no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting; and

     (g) the Company has not (save in the ordinary course of business) offered price reductions or discounts or allowances on sales of stock in trade, or sold stock in trade at less than cost price.

2.7. Information

     (a) All information contained in the Schedules provided pursuant to the Share Purchase Agreement and this Appendix B is complete, accurate and not misleading.

     (b)  The particulars relating to the Company set out in
          Schedule 2.7(b) are true and accurate.

2.8. Compliance with laws

     The Company is conducting its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom.

2.9. Licences and consents

     (a) So far as the Seller is aware, the Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

     (b) No notice has been received by the Company to suggest that any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

2.10.     Insurance

     (a) The Company is named as an insured on all such insurance policies.

     (b)  The particulars of those policies set out in
          Schedule 2.10(b) are true and accurate.

     (c) There are no material outstanding claims under, or in respect of the validity of, any of those policies.

2.11.     Agency

     (a) There are no powers of attorney in force given by the Company.

     (b) No person, as agent or otherwise, has been expressly authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

     (c) Schedule 2.11(c) sets out details of all persons who have been expressly authorised to bind the Company in the ordinary course of business.

2.12.     Disputes and investigations

     (a) Neither the Company nor, so far as the Seller is aware, any person for whom the Company is vicariously liable:

          (i) is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

          (ii) is (so far as the Seller is aware) the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

     (b) So far as the Seller is aware, no director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in clause 2.12(a).

     (c) The Company is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

2.13.     Defective products and services

     So far as the Seller is aware, the Company has not manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective or did not comply with:

     (a) warranties or representations expressly made or implied by or on behalf of the Company; or

     (b) all laws, regulations, standards and requirements applicable to the products.

2.14.     Customers and suppliers

     In the 12 months ending with the date of this agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

     (a)  the loss of any of its customers or suppliers; or

     (b) a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers;
          or

     (c) a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

2.15.     Competition

     (a) So far as the Seller is aware, the Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and, so far as the Seller is aware, no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

     (b) So far as the Seller is aware, the Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

     (c) The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under
          Article 88 of the EC Treaty or Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

2.16.     Contracts

     (a)  Except  for  the  agreements  and  arrangements
          Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

          (i)  is a Material Contract; or

          (ii) is not in the ordinary and usual course of business of the Company; or

          (iii)      involves partnership, joint venture,
               consortium, joint development, shareholders or similar arrangements; or

          (iv) involves or is likely to involve an aggregate consideration payable by or to the Company in excess of $20,000; or

          (v) requires the Company to pay any commission, finders' fee, royalty or the like; or

          (vi) is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

          (vii)     is not on arm's length terms.

     (b) Each Material Contract is in full force and effect and binding on the Company and, so far as the Seller is aware, the other parties to it. The Company has not committed any outstanding default or breach under a Material Contract, and:

          (i) so far as the Seller is aware, no other party to a Material Contract has defaulted under or breached such a contract; and

          (ii) so far as the Seller is aware, no such default or breach by the Company or any other party is likely or has been threatened.

     (c) No notice of termination of a Material Contract has been received or served by the Company and, so far as the Seller is aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

2.17.     Transactions with the seller

     (a) There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

          (i) the Seller or any member of the Seller's Group or person Connected with the Seller; or

          (ii) any director of a member of the Seller's Group or any person Connected with such a member or director.

     (b) Neither the Seller, nor any person Connected with the Seller, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Seller or a person Connected with the Seller would otherwise be entitled.

2.18.     Finance and guarantees

     (a) Full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

     (b) The Company does not have any outstanding loan capital, or has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

     (c) All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this agreement been realised or, so far as the Seller is aware, will, within six months after the date of this agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than three months from its due date for payment.

     (d) The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

     (e) A Change of Control of the Company will not result in:

          (i) the right of a lender to terminate or materially vary any financial agreement or arrangement to which the Company is a party or subject; or

          (ii) any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

2.19.     Insolvency

     (a)  The Company:

          (i) is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986; and

          (ii) has not stopped paying its creditors in accordance with its usual practice.

     (b) No step has been taken in the UK to initiate any formal insolvency or administration process against the Company

     (c) So far as the Seller is aware, no process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors.

     (d) No distress, execution or other process has been levied on an asset of the Company.

2.20.     Assets

     (a) The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date, except for those disposed of since the Accounts Date in the normal course of business.

     (b) None of the assets shown in the Accounts, acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

     (c) None of the assets, undertakings or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

     (d) The Company owns all of the rights, assets and property currently held for use in, used in or required for use in the operation of the Company's business in the manner in which it is currently conducted, such rights, assets and property are sufficient to conduct the operations as currently conducted, and all such assets are included in the Accounts. Following the completion of the transactions contemplated by the Agreement, Buyer will have the rights as of the Closing Date to operate the business in the manner in which it is currently conducted by the Company.

2.21.     Reserved.


2.22.     Environment and Health and Safety

     (a) The Buyer agrees that it may only rely on the Warranties contained in paragraph 2.22 of Appendix B (Environment and Health and Safety) to bring a claim for indemnification in respect of anything to do with the Environment or any breach of Environmental and Health and Safety Laws.

     (b) The Company has obtained and has at all times during the period of the Seller's ownership of the Company complied with all Environmental and Health and Safety Permits, all Environmental and Health and Safety Permits are in full force and effect, and, so far as the Seller is aware, there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any Environmental and Health and Safety Permits.

     (c) So far as the Seller is aware, the Company has at all times complied with all Environmental and Health and Safety Laws and, so far as the Seller is aware, there are no facts or circumstances which may lead to any breach of or liability under any Environmental and Health and Safety Laws.

     (d) During the period of the Seller's ownership of the Company, all information provided by or on behalf of the Company to any relevant enforcement authority and all records and data required to be maintained by the Company under the provisions of any Environmental and Health and Safety Laws are complete and accurate.

     (e) So far as the Seller is aware, there are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, the Property.

     (f) So far as the Seller is aware, there are, and have been, no landfills, underground storage tanks or mining operations, uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by Environmental and Health and Safety Laws or otherwise) present or carried out at, on or under the Property or within 200 metres of the Property. There are no polychlorinated biphenyls or asbestos containing materials at, on or under the Property.

     (g) During the period of the Seller's ownership of the Company, there have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company or any of its respective directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of the Property or for any breach or alleged breach of any Environmental and Health and Safety Permits, Environmental and Health and Safety Laws and so far as the Seller is aware there are no facts or circumstances which may lead to any such claims, investigations, prosecutions or other proceedings. At no time, during the period of the Seller's ownership of the Company, has the Company received any notice, communication or information alleging any liability in relation to any Environmental and Health and Safety Matters or that any works are required.

     (h) During the period of the Seller's ownership of the Company, the Company has not received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive and the relevant local authority, with regard to any breach or alleged breach of any Environmental and Health and Safety Laws.

     (i) So far as the Seller is aware, the Company has no actual or potential liability under any Environmental and Health and Safety Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

     (j) The Company has adequate employers' liability and public liability insurance cover in respect of the Business and the Property. No claims have been made or are contemplated under any such insurance cover.

     (k)  Copies of all:

          (i)  current Environmental and Health and Safety Permits;

          (ii) environmental and health and safety policy statements;

          (iii)reports commissioned by the Company in respect of environmental and health and safety audits, investigations or other assessments;

          (iv) records of accidents, illnesses and reportable diseases;

          (v)  assessments of substances hazardous to health;

          (vi) correspondence between the Company and any relevant enforcement authority during the Seller's period of ownership of the Company; and

          (vii)copies or details of all waste disposal contracts relating to the Business or the Property have been disclosed to the Buyer.

     (l) During the period of the Seller's ownership of the Company, the Company has not given or received any warranties or indemnities in respect of (or have otherwise attempted to apportion) any liabilities, duties or obligations that arise under Environmental and Health and Safety Laws.

     (m) So far as the Seller is aware, the Company has at all times materially complied with the requirements of the:

          (i)  Producer Responsibility (Packaging  Waste)
               Regulations 2007;

          (ii) Waste Electrical and Electronic Equipment
               Regulations 2006; and

          (iii)Restriction of the Use of Certain Hazardous
               Substances in Electrical and Electronic Equipment
               Regulations 2008.

2.23.     Intellectual property

     (a) Complete and accurate particulars of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned by the Company are set out in
          Schedule 2.23(a).

     (b) Complete and accurate particulars of all material licences under which:

          (i)  the Company uses or exploits Intellectual Property
               Rights owned by any third party; or

          (ii) the Company has licensed or agreed to license
               Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party,

          are set out in Schedule 2.23(b).

     (c) Except as set out in Schedule 2.23(b), the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Schedule 2.23(a), free from all Encumbrances.

     (d)  The Company does not require any Intellectual
          Property Rights other than those set out in Schedule
          2.23(a) in order to carry on its activities.

     (e) The registered Intellectual Property Rights set out in Schedule 2.23(a) are valid, subsisting and enforceable and, so far as the Seller is aware, nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable.

     (f) So far as the Seller is aware, there has been no infringement by any third party of any Intellectual
          Property Rights set out in Schedule 2.23(a), nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business or assets of the Company.

     (g) As far as the Seller is aware, the activities of the Company and of any licensee of Intellectual Property
          Rights granted by the Company:

          (i) have not infringed and do not infringe the Intellectual Property Rights of any third party; or

          (ii) have not constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition; or

          (iii)have not given and do not give rise to any obligation to pay any royalty or fee compensation.

2.24.     Information technology

     (a) Complete and accurate particulars of the IT System and all IT Contracts are set out in Schedule 2.24(a).

     (b) Save to the extent provided in the IT Contracts, the Company is the owner of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable it to make exclusive and unrestricted use of the IT System.

     (c)  The IT Contracts are valid and binding.

     (d) The Company has possession or control of the source code of all software in the IT System, or has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in Schedule 2.24(d)).

2.25.     Data protection

     (a) The Company has notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:

          (i) have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

          (ii) have paid all fees payable in respect of such notifications;

          (iii)the contents of such notifications (copies of which are attached at Schedule 2.25(a)) are complete and accurate; and

          (iv) there has been no unauthorised disclosure of personal data outside the terms of such notifications.

     (b) The Company has complied in all material respects with the Data Protection Act 1984 and the Data Protection Act 1998.

2.26.     Employment

     (a) The name of each person who is a Director is set out in Schedule 2.26(a).

     (b) Schedule 2.26(b) includes anonymised details of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of their contract including:

          (i) their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants whether now or in the future);

          (ii) the commencement date of each contract and, if an Employee, the date on which their continuous service began;

          (iii)the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

          (iv) the type of contract (whether full or part-time or other);

          (v)  their date of birth;

          (vi) any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

          (vii)the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

     (c) Schedule 2.26(c) includes anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Seller's Group) and the particulars of the terms on which the individual provides services, including:

          (i)  the company which engages them;

          (ii) the remuneration of each individual (including any benefits and privileges provided or which the Company is bound to provide) to them or their dependants, whether now or in the future;

          (iii) the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and the details of any previous renewals;

     (d) No Employee or Worker of the Company is on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

     (e) No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between:

          (i)  the Company and any of its current or former
               Employees relating to their employment, its termination and any reference given by the Company regarding them; or

          (ii) the Company and any of its or their current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.

     (f) No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

     (g) The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or senior Employees of the Company to terminate their employment or receive any payment or other benefit.

     (h) So far as the Seller is aware, all contracts between the Company and its Directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

          (i) The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

     (j) The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any incentive scheme (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme).

     (k) The Company has no outstanding liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

     (l) The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

     (m) The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract which in any such case are currently in effect.

     (n) The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers.

     (o) No subject access requests made to the Company pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding and the Company has complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to their Employees, Workers, and former Employees and Workers.

     (p) There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

     (q) The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

     (r) Schedule 2.26(r) includes true, complete and accurate:

          (i) anonymised copies of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers;

          (ii) copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.]

     (s) No Employee is subject to a current disciplinary warning or procedure.

     (t) No employment-related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) (without limitation, including shares in the Company and options over them) have been issued, granted or transferred in respect of employment or office with the Company.

     (u) There are no securities, options over securities or interests in securities (other than those securities or options referred to in clause 2.26(t) above) in respect of which the Company may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) of any Director, Employee or Worker.

2.27.     Property

     (a)  The particulars of the Property set out in Schedule
          2.27(a) are true, complete and accurate.

     (b) The Property is the only land and building owned, used or occupied by the Company.

     (c) The Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Property.

     (d) The Company has no actual or contingent liability in respect of Previously-owned Land and Buildings.

     (e) The Company has not given any guarantee or indemnity for any liability relating to the Property, any Previously-owned Land and Buildings or any other land or buildings.

     (f) All written replies given by or on behalf of the Seller, any company within the Seller's Group, the Company or any Subsidiary in response to written enquiries raised by or on behalf of the Buyer in relation to the Property were complete and accurate at the date they were given, and would still be complete and accurate I the replies were instead given on the Closing Date.

     (g)  The Company, as the owner of the Property in
          Schedule 2.27(a), is solely legally and beneficially entitled to it.

     (h)  The Company, as the owner of the Property in
          Schedule 2.27(a), is in possession and actual occupation of the whole of it on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and neither the Company has granted, or agreed to grant, any right of occupation or enjoyment in respect of the Property to any third party.

     (i) There are no insurance policies relating to any issue of title affecting the Property.

     (j) The Property (and the proceeds of sale from it) is free from:

          (i) any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and

          (ii) any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

          (iii) and there is no agreement or commitment to give or create any of the foregoing.

     (k) The Property is not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges and all outgoings have been paid when due and none is disputed.

     (l) The Company is not aware of any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration
          Act 2002.

     (m) All material covenants, restrictions, stipulations and other encumbrances affecting the Property have been substantially observed and performed and no notice of any alleged breach has been received by the Company.

     (n) So far as the Seller is aware, there are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Property.

     (o) The Company is not aware of any matters which, although not registered, are capable of registration as local land charges.

     (p) So far as the Seller is aware, the Company has not (nor has anyone on its behalf) expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Property or of which the Property has the benefit.

     (q) All necessary building regulation consents have been obtained both in relation to the Current Use of the Property and any alterations and improvements to them.

     (r) No claim or liability (contingent or otherwise) under the Planning Legislation in respect of the Property, or any Statutory Agreement affecting the Property, are outstanding, nor is the Property the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Property, and the Company is not aware of any matter or circumstances which would lead to any such notice, order, resolution or proposal.

     (s) So far as the Seller is aware, all planning permissions, orders and regulations issued under the Planning Legislation, and all building regulations, consents and byelaws for the time being in force have been fully complied with in relation to the Property.

     (t) The Company has not received notice of breach of any applicable statutory and by-law requirements, and all regulations, rules and delegated legislation, relating to the Property and its Current Use.

     (u) The Company has not received any adverse report from any engineer or surveyor relating to the Property.

     (v) The Company has not received any notices, complaints or requirements issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to the Property, the Current Use of the Property or any machinery, plant or equipment in them, and the Company is not aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

     (w) There exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Property, and the Company is not aware of any circumstances that may give rise to any such dispute after the date of this agreement.

2.28.     Effect of sale on sale shares

     Neither  the acquisition of the Sale Shares  by  the
     Buyer,  nor  compliance  with  the  terms  of   this
     agreement, will entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer.

2.29.     Retirement benefits

     (a)  The Pension Scheme and the Newport UK (Margate)
          Group Stakeholder Pension Plan (the Stakeholder Plan) are the only arrangements under which the Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees). No proposal or announcement has been made to any Employee or officer of the Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

     (b) Material details of the Pension Scheme are set out in Schedule 2.29(b), including (but not limited to):

          (i)  copies of all documents governing the Pension
               Scheme;

          (ii) a list of all Pensionable Employees who are members of the Pension Scheme;

          (iii) a true and complete copy of the most recent actuarial valuation of the Pension Scheme;

     (c) All death benefits provided to the employees of the Company are fully insured by an insurance policy with an insurer of good repute. The Company is not aware of any reason why these policies might be invalidated.

     (d) The Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance
          Act 2004.

     (e) The Company has provided access to a designated stakeholder scheme for their Pensionable Employees who are not members of the Pension Scheme, as required by section 3 of the Welfare Reform and Pensions Act 1999.

     (f) The Company has not discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum or death benefits.

     (g) No claims or complaints have been made or are pending or threatened in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees. As far as the Seller is aware, there are no facts or circumstances likely to give rise to such claims or complaints.



2.30.     Taxation: General

     (a) All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and so far as the Seller is aware remain accurate and complete in all material respects. None of the above is, or so far as the Seller is aware is likely to be, the subject of any material dispute with any Taxation Authority.

     (b) All Taxation (whether of the UK or elsewhere), for which the Company has been liable to account, has been duly paid (insofar as such Taxation ought to have been paid).

     (c) The Company has, within applicable time limits, kept and maintained complete and accurate records, invoices and other information in relation to Taxation as they are required or is prudent to keep and maintain. Such records, invoices and information form part of tax accounting arrangements that enable the tax liabilities of the Company to be calculated accurately in all material respects.

     (d) The Company has complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation
          Authority.

     (e) The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods nor is under any obligation to do so.

     (f)  The Company has not received from any Taxation
          Authority (and has not subsequently repaid to or settled with that Taxation Authority) any payment to which it was not entitled, or any notice in which its liability to Taxation was understated.

     (g) The Company has not paid, within the period of three years ending on the date of this agreement, and will not become liable to pay, any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute.

     (h) All Taxation and national insurance contributions deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Taxation Authority prior to the date of this agreement have been so paid by the due date, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

     (i) Proper records have been maintained in respect of all such deductions and payments, and all applicable regulations have been complied with.

     (j) Schedule 2.30(j) contains details (so far as they affect the Company) of all current dispensations agreed with HM Revenue & Customs in relation to PAYE and all notifications given by HM Revenue & Customs under section 65(6) of ITEPA 2003.

     (k) The Company is not involved in any dispute with any Taxation Authority nor has, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

     (l) All transactions in respect of which any clearance or consent was required from any Taxation Authority has been entered into by the Company after such consent or clearance has been properly obtained.

     (m) The Company has not, for any period after the Accounts Date, taken any action which has had or might have the result of altering, prejudicing or in any way disturbing for any period commencing after the Accounts Date any concession, agreement or other formal or informal arrangement which it has previously negotiated with any Taxation Authority and Schedule 2.30(m) contains details of such concessions, agreements or arrangements.

     (n) Any application for clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

     (o) The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. No such claims, disclaimers or elections are so far as the Seller is aware likely to be disputed or withdrawn.

     (p) The Accounts make full provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company, or for which the Company is accountable at that date, whether or not the Company has (or may have) the right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

     (q) The Company is not, and so far as the Seller is aware will not become liable, to make to any person
          (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

     (r) The Company has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date, but prior to Closing.

     (s)  The Company has not entered into a Managed Payment
          Plan within the provisions of section 111 of the Finance Act 2009 (paragraph 80 of Schedule 7 to the Taxation (International and Other Provisions) Act 2010) nor into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Taxation.

2.31.     Chargeable gains

     (a) The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

     (b) The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 29-34 of TCGA
          1992.

     (c) The Company has not, since the Accounts Date, appropriated any of its assets to or from trading stock for the purposes of section 161 of TCGA 1992.

     (d) The Company is not, and will not become, liable to tax under section 190 of TCGA 1992 in respect of a disposal occurring on or before Closing.

2.32.     Capital allowances

     (a) If any asset of the Company were disposed of at Closing for its book value as shown in, or adopted for the purpose of, the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), no balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or similar clawback of relief in jurisdictions outside the UK would be made on the Company.

     (b) No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, the Company under CAA 2001 (or any other legislation relating to any capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside of the UK.

2.33.     Distributions and other payments

     (a) No distribution or deemed distribution, within the meaning of sections 209, 210 or 211 of ICTA 1988 (section 1000 of the Corporation Tax Act 2010), has been made (or will be deemed to have been made) by the Company, except dividends shown in their audited accounts, and the Company is not bound to make any such distribution.

     (b) No rents, interest, annual payments or other sums of an income nature, in all cases of an amount in excess of GBP5,000, paid or payable by the Company, or which the Company is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.

     (c) The Company has not, within the period of five years preceding Closing, been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988 (Chapter 5 of Part 23 of the Corporation Tax Act 2010), nor has it made or received a chargeable payment as defined in section 214 of ICTA 1988 (section 1086 of the Corporation Tax Act 2010).

     (d) The Company has not received, nor so far as the Seller is aware is likely to receive, a dividend which is not exempt within the provisions set out in chapters 2 and 3 of Part 9A of the Corporation Tax Act 2009.

     (e) The Company has not received any capital distribution to which section 189 of TCGA 1992 could apply.

2.34.     Loan relationships

     (a) All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 302 of the Corporation Tax Act 2009, formerly section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of the Corporation Tax Act 2009 (formerly Chapter II of Part IV of the Finance Act 1996) at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

     (b) The Company is not, nor in the six years prior to Closing has been, party to a debtor relationship (within the meaning of section 302(6) of the Corporation Tax Act 2009, formerly section 103 of the Finance Act 1996) to which Chapter 8 of Part 5 of the Corporation Tax Act 2009 (formerly paragraph 2 of Schedule 9 to the Finance Act
          1996) applies or may apply.

     (c) The Company is not party to a loan relationship made other than on arm's length terms. There are no circumstances in which section 445 or 447 of the Corporation Tax Act 2009 (formerly paragraphs 11 and 11A of Schedule 9 to the Finance Act 1996) could apply to require an adjustment of debits and/or credits brought into account by the Company.

     (d) The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of section 442 of the Corporation Tax Act 2009, formerly paragraph 13 of Schedule 9 to the Finance Act
          1996).

2.35.     Close companies

     The  Company  is  not, nor has ever  been,  a  close
     company  within the meaning of sections 414 and  415
     of ICTA 1988 (section 439 of the Corporation Tax Act
     2010).

2.36.     Group relief

     (a) Schedule 2.36(a) contains full particulars of every written agreement relating to the claim or surrender of group relief (as defined by section 402 of ICTA 1988 (section 99 of the Corporation Tax Act 2010)) to which the Company is, or has been, a party within the last three years.

     (b) All claims made by the Company for group relief were valid when made and have been or will be allowed by way of relief from corporation tax. The Company has met all procedural and other requirements of Part VIII of
          Schedule 18 to the Finance Act 1998 in respect of such claims.

     (c) Except as provided in the Accounts, the Company is not, nor will be, obliged to make or be entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 (section 183 of the
          Corporation Tax Act 2010) in respect of any period ending on or before the Accounts Date.

     (d) The Company has not been party to a surrender of a tax refund under section 102 of the Finance Act 1989
          (section 963 of the Corporation Tax Act 2010).

2.37.     Groups of companies

     (a) Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes under:

          (i)  section 179 of TCGA 1992;

          (ii) sections 345 and 346 of the Corporation Tax Act 2009 (formerly paragraph 12A of Schedule 9 to the Finance Act
               1996);

          (iii)     sections 630-632 of the Corporation Tax Act
               2009 (formerly paragraph 30A of Schedule 26 to the
               Finance Act 2002); or

          (iv) section 780 or 785 of the Corporation Tax Act 2009
               (formerly paragraph 58 or 60 of Schedule 29 to the Finance Act 2002).

     (b)  The Company has not made any election under section
          179A of TCGA 1992 or section 792 of the Corporation Tax
          Act 2009 (formerly paragraph 66 of Schedule 29 to the
          Finance Act 2002).

     (c) The Company has never been party to any arrangements pursuant to section 36 of the Finance Act 1998 (paragraph 79 of Schedule 7 to the Taxation (International and Other Provisions) Act 2010) (group payment arrangements).

2.38.       Company  residence,  treasury  consents   and
          overseas interests

     (a) The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 18 of the Corporation Tax Act 2009 (formerly section 249 of the Finance Act 1994) and section 788 of ICTA 1988 (section 2 of the Taxation (International and Other Provisions) Act 2010) or for any other tax purpose.

     (b) The Company has not caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies) or, in relation to transactions occurring on or after 1 July 2009, as set out in section 37 of and Schedule 17 to the Finance Act 2009 without the prior written consent of HM Treasury, or without having duly provided the required information to HM Revenue & Customs (as appropriate).

     (c) The Company has not, nor within the last seven years has had, a permanent establishment outside the UK.

     (d) The Company is not an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Taxation in the country of residence of the Company.

2.39.     Transfer pricing

     (a) All transactions or arrangements made by the Company have been made on fully arm's length terms. There are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 (Part 4 of the Taxation (International and Other Provisions) Act 2010) or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

     (b) In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company has entered with a party with which it was connected, the Company has full contemporaneous documentary evidence of the process used to establish that arm's length terms applied.

2.40.     Anti-avoidance

     (a) The Company has not been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation or amounts to be accounted for under PAYE in each such case in circumstances where a liability may arise after Completion by reference to events prior to Completion.

     (b) The Company has not entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

2.41.     Inheritance tax

     (a)  The Company has not:

          (i) made any transfer of value within sections 94 and 202 of IHTA 1984; or

          (ii) received any value such that liability might arise under section 199 of IHTA 1984; or

          (iii) been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

     (b) There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Sale Shares or any asset of the Company. None of them are subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHTA 1984.

     (c)  Neither any asset owned by the Company, nor the Sale
          Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

2.42.     Value Added Tax

     (a) The Company is a taxable person and is duly registered for the purposes of VAT.

     (b) The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices and other requisite documents. The Company has not been:

          (i) subject to any interest, forfeiture, surcharge or penalty; or

          (ii) given any notice under sections 59, 59A or 64 of VATA 1994; or

          (iii)     given a warning within section 76(2) of VATA
               1994; or

          (iv) required to give security under paragraph 4 of
               Schedule 11 to VATA 1994.

     (c) VAT has been duly paid by the Company, or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

     (d) The Company is not, nor has been, for VAT purposes, a member of any group of companies. No act or transaction has been effected in consequence of which the Company, is or may be held, liable for any VAT arising from supplies made by another company. No direction has been given, nor will be given, by HM Revenue & Customs under Schedule 9A to VATA 1994 as a result of which the Company would be treated as a member of another group for the purposes of VAT.

     (e)  For the purposes of Schedule 10 to VATA 1994, the
          Company and any relevant associate of the Company (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) have exercised an option to tax (pursuant to paragraph 2 of Schedule 10 to VATA 1994) only in respect of any Property listed as having been the subject of such an option in Schedule 2.42(e) and:

          (i) neither the Company nor any relevant associate of the Company has any intention of exercising, or obligation to exercise, such an option in respect of the Property;

          (ii) all things necessary for the option to have effect have been done and, in particular, any notification and information required by paragraph 20 of Schedule 10 to VATA 1994 has been given and any permission required by paragraph 28 of Schedule 10 to VATA 1994 has been properly obtained;

          (iii)     a copy of the notification, and of any
               permission obtained from HM Revenue & Customs in connection with the option, is included in Schedule 2.42(e);

          (iv) no option has or will be revoked or rendered ineffective under paragraph 12 of Schedule 10 to VATA 1994;

          (v) neither the Company nor any relevant associate of the Company (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) has charged VAT, whether on rents or otherwise, which is not properly chargeable; and

          (vi) neither the Company nor any relevant associate of the Company has agreed to refrain from exercising an option in relation to the Property.

          (vii) neither the Company nor any relevant associate of the Company has made a real estate election within the meaning of paragraph 21 of Schedule 10 VATA 1994 in relation to any Property.

     (f) The Company does not own, nor has at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

2.43.     Employees and pensions

     (a) The Company has neither made, nor agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes, whether up to or after the Accounts Date.

2.44. Stamp duty, stamp duty land tax and stamp duty reserve tax

     (a) Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Closing, and each document which the Company may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

     (b) Neither entering into this agreement nor Closing will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Closing which will affect the Company.

     (c) No circumstances exist under which paragraph 5 or paragraph 12 of Schedule 7 to the Finance Act 2003 (recovery of relief from another group company or controlling director) could apply to the Company.
     (d) Schedule 2.44(d) sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Closing in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Closing.

     (e) Since the Accounts Date, the Company has not incurred any liability to, or been accountable for, any stamp duty reserve tax. There has been no agreement within section 87(1) of the Finance Act 1986 which could lead to the Company incurring such a liability or becoming so accountable.

2.45.     Tax sharing

     The Company is not bound by or party to any Taxation
     indemnity,   Taxation  sharing   or   any   Taxation
     allocation agreement in respect of which claims against the Company would not be time barred.

2.46.     Construction industry sub-contractors' scheme

     The Company is not required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by the Company on construction, refurbishment and fitting out works in each of the three years ending on the Accounting Date is less than GBP1 million.